CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.
Exhibit 10.34
EXECUTION VERSION

CONSENT AND INDEMNITY AGREEMENT

dated as of February 6, 2018

by and among

NRG ENERGY, INC.,
a Delaware corporation,
and
NRG REPOWERING HOLDINGS LLC,
a Delaware limited liability company,

and
NRG YIELD, INC., a Delaware corporation,
and

GIP III ZEPHYR ACQUISITION PARTNERS, L.P.,
a Delaware limited partnership
and
NRG YIELD OPERATING LLC, a Delaware limited liability company (solely with respect to Sections E.5, E.6 and G.12)

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

Table of Contents
Page

A.	NYLD Consent	1
B.	Representations and Warranties of NRG Energy	3
C.	Representations and Warranties of Purchaser	6
D.	Representations and Warranties of NYLD	6
E.	Property Tax Indemnity	11
F.	Changes to the NYLD Board of Directors	15
G.	NYLD Undertakings in Connection with the PSA	15
H.	Payments and Cost Reimbursement in the event of a Termination of the Transaction	36
I.	Nonsolicitation of NRG Employees	37
J.	Cooperation of NRG Energy	37
K.	Trademark Licenses	38
L.	Existing Agreements.	38
M.	Miscellaneous Provisions	39

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Exhibits and Schedules:

Exhibit A-1	Utility Scale Project Companies
Exhibit A-2	DG Project Companies and Tax Equity Funds
Exhibit B	Form of Master Services Agreement
Exhibit C	Form of Zephyr ROFO Agreement
Exhibit D	Form of Voting and Governance Agreement
Exhibit E	Form of Third A&R NRG/NYLD ROFO Agreement
Exhibit F	Form of NRG Transition Services Agreement
Exhibit G	Form of Letter Agreement
Exhibit H	NYLD Board and Committee Approvals
Exhibit I	NYLD Budget
Exhibit J	Delegation of Authority
Exhibit K	Monthly Business Plan Schedule
Exhibit L	Form of Fourth A&R NYLD LLC LLCA
Exhibit M	Form of NYLD Officer’s Certificate
Exhibit N	CAFD Leakage Calculation and Methodology
Exhibit O	Assignment of Exchange and Registration Rights Agreements

Disclosure Schedule:
Schedule A.5	ROFO
Schedule B.3(a)	NYLD Thermal Employees
Schedule B.3(b)	Affiliations with Labor Organizations or Collective Bargaining Agreements
Schedule B.3(d)(i)	NYLD Employee Plans
Schedule B.3(d)(ii)	Multiemployer and Title IV ERISA Plans
Schedule B.3(d)(iii)	Multiemployer Plan Claims
Schedule B.3(e)	Triggered Payments
Schedule D.3(a)	NYLD Subsidiaries
Schedule D.3(b)	Beneficial Ownership of NYLD Securities
Schedule D.4(d)	Preemptive Rights
Schedule D.4(e)	Repurchase, Redemption or Acquisition Obligations
Schedule D.4(f)	Actions Taken Since January 1, 2018
Schedule G.3(b)	Conduct of Business
Schedule G.3(b)(iii)	Issuances of Common Stock
Schedule G.4(b)	Collective Bargaining Agreements
Schedule G.4(c)	Continuation Plans
Schedule G.4(l)	Change In Control for Compensation and Benefit Plans
Schedule G.5	Indebtedness of NYLD Entities
Schedule I.2	NRG Employees

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CONSENT AND INDEMNITY AGREEMENT
This CONSENT AND INDEMNITY AGREEMENT (this “Agreement”), dated as of February 6, 2018 (the “Effective Date”), is made and entered into by and among NRG Energy, Inc., a Delaware corporation (“NRG”), NRG Repowering Holdings LLC, a Delaware limited liability company (“Repowering” and, collectively with NRG, “NRG Energy”), NRG Yield, Inc., a Delaware corporation (“NYLD”), GIP III Zephyr Acquisition Partners, L.P., a Delaware limited partnership (“Purchaser”), and, solely for purposes of Sections E.5, E.6 and G.12, NRG Yield Operating LLC, a Delaware limited liability company (“NYLD Op”). NRG Energy, NYLD and Purchaser are referred to herein, collectively, as the “Parties” and each, individually, as a “Party.”
RECITALS
WHEREAS, on the Effective Date, NRG Energy and Purchaser have entered into that certain Purchase and Sale Agreement (the “PSA”), pursuant to which NRG Energy has agreed to sell to Purchaser one hundred percent (100%) of the outstanding membership interests (the “Zephyr Interests”) of Zephyr Renewables LLC, a Delaware limited liability company (the “Company”), which shall include ownership by the Company of (a) one hundred percent (100%) of the Class B shares and one hundred percent (100%) of the Class D shares (collectively, the “NYLD Shares”) of NYLD and (b) one hundred percent (100%) of the Class B membership units and one hundred percent (100%) of the Class D membership units (collectively, the “NYLD Units”, and, collectively with the NYLD Shares, the “NYLD Securities”) of NRG Yield LLC, a Delaware limited liability company (“NYLD LLC”). The sale of the NYLD Securities owned by NRG Energy to Purchaser is referred to herein as the “NYLD Securities Transaction”, and the NYLD Securities and the Zephyr Interests are referred to herein, collectively, as the “Acquired Interests”; and
WHEREAS, in connection with the transactions contemplated by the PSA and this Agreement, including the NYLD Securities Transaction (such transactions, the “Transaction”), NYLD has agreed to provide its consent to the NYLD Securities Transaction on the terms and conditions set forth herein. Capitalized terms used but not defined herein shall have the meaning set forth in the PSA.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual representations, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

A.	NYLD Consent.
NYLD hereby consents to the NYLD Securities Transaction provided that each of the conditions set forth in this Section A is satisfied as of the Closing Date (or in the case of a condition that speaks of a specified date, as of such specified date):
1.    CAFD Leakage Cap.
(a)    The Transaction and all other transactions contemplated hereby (including entry into the agreements contemplated by Sections A.2 and A.3) and in the PSA result in no more than $10 million in CAFD Leakage (the “CAFD Leakage Cap”). For the purposes of this Agreement, “CAFD Leakage” means a reduction in NYLD’s cash available for distribution calculated pro forma for the Transaction on an annualized basis for fiscal 2018, in accordance with the accounting policies and

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procedures used for the calculation of cash available for distribution in NYLD’s most recent quarterly financial filings with the U.S. Securities and Exchange Commission, resulting from (i) obtaining any of the third party consents in connection with power purchase agreements or debt financings relating to projects owned by NYLD Subsidiaries as set forth on Schedule 3.03 of the PSA, (ii) changes to any asset management or operations and maintenance agreements for any of the NYLD Entities, (iii) annual costs under the Master Services Agreement and (iv) the hiring of NYLD corporate employees to support operations on a standalone basis (such costs, the “Direct Labor Costs”). Direct Labor Costs in excess of ******************************* Dollars ($*********) shall not be counted toward the CAFD Leakage Cap. CAFD Leakage shall not include any one-time costs or expenses incurred in connection with obtaining such consents, which shall be borne by NRG Energy as set forth in the PSA. Projected CAFD Leakage shall be calculated from time to time prior to the Closing in accordance with the methodology set forth in Exhibit N.
(b)    NYLD shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith to assist NRG Energy in the satisfaction of the condition to receive the Seller Consents for the projects owned by NYLD Subsidiaries; provided, however, in no event shall NYLD be required to take any action that it reasonably believes could result in the incurrence of CAFD Leakage in excess of the CAFD Leakage Cap.
2.    New Sponsor Agreements. At the Closing, each of the Company and NYLD shall enter into (a) the Master Services Agreement in the form attached as Exhibit B to this Agreement (the “Master Services Agreement”); (b) the Zephyr ROFO Agreement in the form attached as Exhibit C to this Agreement (the “Zephyr ROFO Agreement”); (c) the Voting and Governance Agreement in the form attached as Exhibit D to this Agreement (the “Voting and Governance Agreement”); (d) the Fourth Amended and Restated Limited Liability Company Agreement of NYLD LLC in the form attached as Exhibit L to this Agreement (the “Fourth A&R NYLD LLC LLCA”); and (e) the Assignment and Assumption Agreement related to the Exchange Agreement and the Registration Rights Agreement in the form attached as Exhibit O to this Agreement (the “Assignment of Exchange and Registration Rights Agreements”).
3.    NRG Energy Agreements. At the Closing, each of NRG and NYLD shall enter into (a) the Third Amended and Restated Right of First Offer Agreement in the form attached as Exhibit E to this Agreement (the “Third A&R NRG/NYLD ROFO Agreement”); (b) the Transition Services Agreement in the form attached as Exhibit F to this Agreement (the “NRG Transition Services Agreement”); and (c) the Letter Agreement in the form attached as Exhibit G to this Agreement (the “Letter Agreement”). At the Closing, the Existing MSA shall be terminated.
4.    NRG Energy’s and Purchaser’s Representations and Warranties.
(a)    The representations and warranties of NRG Energy in Section B shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except for any such representation and warranty that is qualified by materiality, including by reference to Material Adverse Effect, which shall be true and correct in all respects) as though such representations and warranties were made on and as of the Closing Date.

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

(b)    The representations and warranties of Purchaser in Sections C.1 and C.2 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.
5.    Schedule A.5. The consents set forth on Schedule A.5 are obtained or, if such consents shall not have been obtained, the Parties shall have taken the other actions set forth on Schedule A.5.

B.	Representations and Warranties of NRG Energy.
NRG Energy hereby represents and warrants to NYLD and Purchaser as of the date hereof and as of the Closing Date as follows:
1.    Existence. NRG Energy is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. NRG Energy has full power and authority to execute and deliver this Agreement, the PSA and any other agreements to be executed and delivered by NRG Energy hereunder and thereunder, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including to own, hold, sell and transfer the Acquired Interests, subject to NYLD’s consent granted pursuant to this Agreement. NRG Energy is duly qualified, licensed or admitted to do business and in good standing in each other jurisdiction in which the assets owned, used or leased by it, or the nature of the business conducted by it, and in which the actions required to be performed by it hereunder make such qualification, licensing or admission necessary, except for those jurisdictions where the failure to be so qualified, licensed or admitted would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.
2.    Authority. All actions or proceedings necessary to authorize the execution and delivery by NRG Energy of this Agreement, the PSA and the performance by NRG Energy of its obligations hereunder and thereunder (as applicable), have been duly and validly taken. This Agreement and the PSA have been duly and validly executed and delivered by NRG Energy and constitute the legal, valid and binding obligations of NRG Energy enforceable against NRG Energy in accordance with its terms.
3.    Employees and Benefits.
(a)    A list of each individual who, as of the date of this Agreement, is an NYLD Thermal Employee is set forth on Schedule B.3(a), along with (i) such individual’s status as active or inactive, (ii) if such individual has an inactive status, the reason for such status and such individual’s expected return date (if any), and (iii) if such individual has announced an intended retirement date, such date. Schedule B.3(a) may be updated from time to time as mutually agreed by the Parties and shall be updated as of five (5) Business Days prior to the Closing. “NYLD Thermal Employee” means each employee of NRG and its Affiliates who provides services at a plant that is owned or operated in the course of the Business of NYLD and who is listed on Schedule B.3(a).
(b)    Schedule B.3(b)(I) sets forth an accurate and complete list of each collective bargaining agreement with a labor organization to which NYLD, NRG or any of their respective Affiliates is a party with respect to the Business of NYLD or NYLD Thermal Employees (collectively, the “Collective Bargaining Agreements”). Except as disclosed on Schedule B.3(b)(II), no NYLD Thermal Employee is represented by a labor organization and there is no Collective Bargaining Agreement that is being negotiated. In addition, except as disclosed on Schedule B.3(a), during the past three (3) years,

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(x) no petition has been filed or proceedings instituted by any labor union or other labor organization with any Governmental Authority seeking recognition as the bargaining representative of any NYLD Thermal Employees or group of NYLD Thermal Employees and (y) no demand for recognition of NYLD Thermal Employees has been made by, or on behalf of, any labor union or other labor organization. To the knowledge of NRG, there is no effort currently being made or threatened by, or on behalf of, any labor union or other labor organization to organize any NYLD Thermal Employees, and, to the knowledge of NRG, no such activity has been conducted within the past three (3) years. No material labor strike, slowdown, work stoppage, dispute, lockout or other material labor controversy involving NYLD Thermal Employees is in effect or, to the knowledge of NRG, threatened, and none of the NYLD Entities has experienced any such labor controversy within the past three (3) years. No unfair labor practice charge or complaint involving NYLD Thermal Employees is pending or, to the knowledge of NRG, threatened. The execution and delivery of this Agreement, shareholder or other approval of this Agreement and the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not entitle any third party (including any labor organization or Governmental Authority) to any payments under any of the Collective Bargaining Agreements. Solely with respect to the Business of NYLD or as applicable to the NYLD Thermal Employees, NRG and its Affiliates are in compliance in all material respects with their obligations pursuant to all notification and bargaining obligations arising under any Collective Bargaining Agreements. Solely with respect to the Business of NYLD or, as applicable, to the NYLD Thermal Employees, each of NRG and its Affiliates is in compliance in all material respects with the Collective Bargaining Agreements and all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), workers’ compensation, occupational safety and health, affirmative action, employee privacy and wages and hours.
(c)    There has been no action, during the ninety (90) day period prior to the Effective Date, that would trigger notice or other obligations to any NYLD Thermal Employees under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder or similar Law.
(d)    Schedule B.3(d)(i) contains a true and complete list of each Employee Plan in which any NYLD Thermal Employee participates (each, an “NYLD Employee Plan”). Schedule B.3(d)(ii) lists each “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Multiemployer Plan”) to which NRG or any of its Affiliates has contributed in respect of any employees of the Business of NYLD or in which any NYLD Thermal Employees participate. Other than as set forth on Schedule B.3(d)(iii), with respect to each such Multiemployer Plan (A) none of NRG, NYLD nor any of their respective Affiliates, have incurred a “complete withdrawal” or a “partial withdrawal,” as such terms are defined in Sections 4203 and 4205 of ERISA, therefrom at any time during the five (5) calendar year period immediately preceding the date of this Agreement, and the transactions contemplated by this Agreement will not, in and of themselves, give rise to such a “complete withdrawal” or “partial withdrawal,” (B) no such Multiemployer Plan, to the knowledge of NRG, is insolvent (as such term is defined in Section 4245 of ERISA), (C) NRG and its Affiliates have made all contributions to such Multiemployer Plans when due, and no such Multiemployer Plan is currently asserting that any contributions from NRG or any of its Affiliates are due and owing and not fully paid, (D) to the knowledge of NRG, there has been no “mass withdrawal” of all employers from the Multiemployer Plan (within the meaning of Department of Labor Regulation Section 4001.2) and (E) if NRG and its Affiliates were to withdraw from each Multiemployer

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Plan on the date of this Agreement, NRG estimates that, based on the latest public filings of each Multiemployer Plan, NRG and its Affiliates would owe no withdrawal liability to any Multiemployer Plan. All of the NYLD Employee Plans have been established, maintained and administered in all material respects with their terms and applicable Law (including the applicable provisions of the Code and ERISA). There are no proceedings or audits pending, or to the knowledge of NRG, threatened with respect to any NYLD Employee Plan or the assets of any NYLD Employee Plan or any related trust (other than routine claims for benefits).
(e)    Except as set forth on Schedule B.3(e), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein (whether alone or in connection with any other event) will (or could reasonably be expected to) (i) entitle any NYLD Thermal Employee to severance, retention, change in control or other similar payment or benefit, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any NYLD Thermal Employee, or (iii) require any contributions or payments to fund any obligations under any NYLD Employee Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein (whether alone or in connection with any other event) will (or could reasonably be expected to) result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law). No Employee Plan provides for any gross-up payment with respect to payments subject to Section 280G or Section 409A of the Code.

C.	Representations and Warranties of Purchaser.
Purchaser hereby represents and warrants to NYLD and NRG Energy as of the date hereof and as of the Closing Date as follows:
1.    Existence. Purchaser is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has the full power and authority to execute and deliver this Agreement, the PSA and each other agreement required to be executed by it pursuant to the terms hereof and thereof, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and to own or lease its assets and to carry on its business as currently conducted.
2.    Authority. All actions or proceedings necessary to authorize the execution and delivery by Purchaser of this Agreement and the PSA and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly taken. This Agreement and the PSA have been duly and validly executed and delivered by Purchaser and constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

D.	Representations and Warranties of NYLD.
Except as otherwise disclosed to Purchaser in the Disclosure Schedule or as set forth in the NYLD SEC Documents filed prior to the Effective Date (but excluding any forward looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature), NYLD hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

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1.    Existence. Each of NYLD and NYLD LLC is a corporation or limited liability company, as applicable, validly existing and in good standing under the Laws of the State of Delaware and each has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets. Each of NYLD and NYLD LLC is duly qualified, licensed or admitted to do business and in good standing in each other jurisdiction in which the assets owned, used or leased by it, or the nature of the business conducted by it, and in which the actions required to be performed by it hereunder make such qualification, licensing or admission necessary, except for those jurisdictions where the failure to be so qualified, licensed or admitted would not, in the aggregate, reasonably be expected to result in an NYLD Material Adverse Effect.
2.    No Violations. There are no and have not been any violations, breaches or defaults by NYLD, NYLD LLC or, to the Knowledge of NYLD, any other party, to the NYLD Constitutive Documents. None of NYLD, NYLD LLC or, to the Knowledge of NYLD, any other party, has given or received notice or other communication regarding any actual, alleged, possible or potential material violation or material breach of any NYLD Constitutive Document since the date of formation with respect NYLD or NYLD LLC.
3.    Subsidiaries.
(a)    Schedule D.3(a) sets forth the name of each NYLD Subsidiary and the state or jurisdiction of its organization. Each NYLD Subsidiary (i) is a corporation, limited liability company, partnership or other entity duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (ii) has all requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its assets and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business as a foreign corporation, limited liability company, partnership or other organization and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the assets owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have an NYLD Material Adverse Effect.
(b)    Except as set forth in Schedule D.3(b), NYLD LLC is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the NYLD Subsidiaries. All of such shares and other equity interests so owned by NYLD LLC are validly issued, fully paid and nonassessable and free and clear of preemptive rights and are owned by it free and clear of any Liens, other than (i) Liens securing indebtedness for borrowed money of any NYLD Entity that are reflected in the NYLD SEC Documents or incurred in the ordinary course of business since the date of the most recent Annual Report on Form 10-K filed with the SEC by NYLD and (ii) transfer restrictions of general applicability on such shares and other equity interests imposed by applicable Law.
(c)    None of the NYLD Entities owns, directly or indirectly, any capital stock or other equity or voting securities or equity or voting interests, or has any interest convertible into or exercisable or exchangeable therefor, in any Person other than the NYLD Entities.
4.    Capitalization.

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(a)    As of the Effective Date, the authorized capital stock of NYLD consists of 3,010,000,000 shares of capital stock, consisting of (i) 10,000,000 shares of Preferred Stock, par value $0.01 per share, (ii) 500,000,000 shares of Class A Common Stock, par value $0.01 per share, (iii) 500,000,000 shares of Class B Common Stock, par value $0.01 per share, (iv) 1,000,000,000 shares of Class C Common Stock, par value $0.01 per share, and (v) 1,000,000,000 shares of Class D Common Stock, par value $0.01 per share.
(b)    As of the Effective Date, (i) zero (0) shares of Preferred Stock were issued and outstanding, (ii) 34,586,250 shares of Class A Common Stock were issued and outstanding and zero (0) shares of Class A Common Stock were held in treasury by NYLD, (iii) 42,738,750 shares of Class B Common Stock (all of which are owned by NRG) were issued and outstanding and zero (0) shares of Class B Common Stock were held in treasury by NYLD, (iv) 64,730,519 shares of Class C Common Stock were issued and outstanding and zero shares of Class C Common Stock were held in treasury by NYLD, (v) 42,738,750 shares of Class D Common Stock (all of which are owned by NRG) were issued and outstanding and zero shares of Class D Common Stock were held in treasury by NYLD, (vi) 18,898,893 shares of Class A Common Stock were reserved for issuance pursuant to NYLD’s outstanding three and one-half percent (3.50%) convertible notes due 2019 (the “2019 Convertible Notes”) and 13,068,169 shares of Class C Common Stock were reserved for issuance pursuant to NYLD’s outstanding three and one-quarter percent (3.25%) convertible notes due 2020 (the “2020 Convertible Notes”) and (vii) 29,183 shares of Class A Common Stock and 413,581 shares of Class C Common Stock were reserved for issuance pursuant to outstanding restricted stock units and dividend equivalent rights. Except as set forth above, as of the Effective Date, there are no shares of capital stock, or other equity or voting securities or equity or voting interests of NYLD issued, reserved for issuance or outstanding. All issued and outstanding shares of common stock have been, and all shares of common stock reserved for issuance as set forth above will be when issued, duly authorized and validly issued and are or will be fully paid, free of preemptive rights and nonassessable.
(c)    As of the Effective Date, (i) 34,586,250 Class A Units of NYLD LLC (all of which are owned by NYLD) were issued and outstanding, (ii) 42,738,750 Class B Units of NYLD LLC (all of which are owned by NRG) were issued and outstanding, (iii) 64,730,519 Class C Units of NYLD LLC (all of which are owned by NYLD) were issued and outstanding, (iv) 42,738,750 Class D Units of NYLD LLC (all of which are owned by NRG) were issued and outstanding, (v) 18,898,893 Class A Units were reserved for issuance in order to effectuate the corresponding conversion of NYLD’s outstanding 2019 Convertible Notes set forth above and 13,068,169 Class C Units were reserved for issuance in order to effectuate the corresponding conversion of NYLD’s 2020 Convertible Notes set forth above and (vi) 29,183 Class A Units and 413,581 Class C Units were reserved for issuance in order to effectuate the corresponding vesting of the restricted stock units and dividend equivalent rights issued by NYLD set forth above. Except as set forth above, as of the Effective Date, there are no shares of capital stock, or other equity or voting securities or equity or voting interests of NYLD LLC issued, reserved for issuance or outstanding. All issued and outstanding equity interests of NYLD LLC have been will be when issued, duly authorized and validly issued and are or will be fully paid, free of preemptive rights and nonassessable.
(d)    Except as set forth in Schedule D.4(d), there are no preemptive or similar rights granted by any NYLD Entity on the part of any holders of any class of securities of the NYLD Entities. Except for the 2019 Convertible Notes and 2020 Convertible Notes, no NYLD Entity has outstanding any bonds, debentures, notes or other indebtedness, securities or obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equityholders of any NYLD Entity on any matter (“Voting Company Debt”). As of the Effective Date, there are no (i) options, warrants, rights, convertible, exercisable or exchangeable securities, “phantom” equity rights, equity appreciation rights, profit

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participation rights, equity-based performance units, or (ii) commitments, Contracts, arrangements or undertakings of any kind to which any of the NYLD Entities is a party or by which any of them is bound (A) obligating any of the NYLD Entities to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, NYLD or any Voting Company Debt, or any interests based on the value of equity interests in NYLD or (B) obligating any of the NYLD Entity to issue, grant, extend or enter into any such option, warrant, right, security, unit, commitment, Contract, arrangement or undertaking.
(e)    Except as set forth in Schedule D.4(e), there are not any outstanding contractual obligations of any of the NYLD Entities to repurchase, redeem or otherwise acquire any equity interests of any of the NYLD Entities. There are no proxies, voting trusts or other agreements or understandings to which any of the NYLD Entities is a party or is bound with respect to the voting or registration of the capital stock of, or other equity interests in, any of the NYLD Entities.
(f)    NYLD has not taken any action or failed to take any action since January 1, 2018, that, if taken after the date hereof, would have required Purchaser’s consent under Section G.3.
5.    NYLD Board Approvals.
(a)    The NYLD Board and the NYLD Corporate Governance, Conflicts and Nominating Committee have duly adopted resolutions (i) determining that (A) this Agreement, (B) the Master Services Agreement, (C) the Zephyr ROFO Agreement, (D) the Voting and Governance Agreement, (E) the NRG Transition Services Agreement, (F) the Fourth A&R NYLD LLC LLCA, (G) the Third A&R NRG/NYLD ROFO Agreement, (H) the Letter Agreement; (I) the Assignment of Exchange and Registration Rights Agreements (clauses (A)-(I), the “Transaction Documents”); (J) the transfer of the NYLD Shares to the Company pursuant to Section 7.13 of the PSA; and (K) the NYLD Securities Transaction, in each case, are advisable and in the best interest of, NYLD, and (ii) approving the Transaction Documents, the transfer of the NYLD Shares to the Company pursuant to Section 7.13 of the PSA and the NYLD Securities Transaction.
(b)    The NYLD Board and the NYLD Corporate Governance, Conflicts and Nominating Committee have taken all necessary actions to render inapplicable to the Transaction Documents and the NYLD Securities Transaction the provisions of Section 203 of the Delaware General Corporation Law, and accordingly, no such section nor other “fair price”, “business combination” or “control share acquisition” statute or other similar statute or regulation applies or purports to apply to the Transaction Documents or the NYLD Securities Transaction.
(c)    The NYLD Board and the NYLD Corporate Governance, Conflicts and Nominating Committee have taken all necessary actions to render inapplicable to the Transaction Documents and the NYLD Securities Transaction the provisions of Article Four, Section 5 of the Restated Certificate of Incorporation of NYLD, and accordingly, no such section applies or purports to apply to the Transaction Documents and the NYLD Securities Transaction.
(d)    The NYLD Board and the NYLD Corporate Governance, Conflicts and Nominating Committee have taken all necessary actions to renounce any interest or expectancy of NYLD or any of its Affiliates in any corporate opportunities that may be presented to Purchaser or any of its Affiliates.

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

(e)    NYLD, as managing member of NYLD LLC, has duly adopted resolutions (i) determining that (A) this Agreement, (B) the Fourth A&R NYLD LLC LLCA, (C) the transfer of the NYLD Units to the Company pursuant to Section 7.13 of the PSA and the admission of the Company as a member of NYLD LLC; and (D) the NYLD Securities Transaction, in each case, are advisable and in the best interest of, NYLD LLC and its members, and (ii) approving the foregoing documents and transactions.
(f)    A true and complete copy of the resolutions adopted by the NYLD Board and the NYLD Corporate Governance, Conflicts and Nominating Committee implementing the foregoing is attached hereto as Exhibit H and will remain in full force and effect following the Effective Date. The foregoing resolutions are referred to herein as the “NYLD Board and Committee Approvals”.
6.    For the purposes of this Agreement, “NYLD Material Adverse Effect” means any fact, event, circumstance, condition, change or effect that has, or would reasonably be expected to have, a material adverse effect on (a) the assets, properties, liabilities, condition (financial or otherwise) or results of operations of the NYLD Entities, taken as a whole, or (b) the NYLD Entities’ ability to timely perform their obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that, solely with respect to clause (a), none of the following shall be or will be at the Closing deemed to constitute and shall not be taken into account in determining the occurrence of an NYLD Material Adverse Effect: any fact, event, circumstance, condition, change or effect resulting from (i) any economic change generally affecting the international, national or regional (A) electric generating industry or (B) wholesale markets for electric power; (ii) any economic change in markets for commodities or supplies, including electric power, as applicable, used in connection with the business of the NYLD Entities; (iii) any change in general regulatory or political conditions, including (A) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the Effective Date, (B) any hurricane, tornado, flood, earthquake or other natural disaster or weather-related event, or (C) changes imposed by a Governmental Authority associated with additional security; (iv) any change in any Laws (including Environmental Laws and Tax Laws) or GAAP; (v) any change in the financial condition of the NYLD Entities caused by the pending sale of the Acquired Interests to Purchaser, including changes due to the credit rating of Purchaser or the NYLD Entities or any decline in the market price of the common stock of NYLD or change in the trading volume of its securities; (vi) any change in the financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or Nasdaq Stock Market) or any change in general national or regional economic or financial conditions; (vii) any failure, in and of itself, by the NYLD Entities to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, cash available for distribution or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may, if not otherwise excluded, be deemed to constitute, or be taken into account in determining whether there has been an NYLD Material Adverse Effect); or (viii) the announcement or pendency of the transactions contemplated hereby and in the PSA; provided, however, that any fact, event, circumstance, condition, change or effect resulting from clauses (i) through (iv) and (vi) shall nonetheless be taken into consideration in determining whether an NYLD Material Adverse Effect has occurred to the extent such changes, events, effects or occurrences have a materially disproportionate impact on the NYLD Entities, taken as whole, as compared to similarly situated Persons in the same industry and in the same geographical areas in which the NYLD Entities operate.

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

7.    For the purposes of this Agreement, “Knowledge of NYLD” means the actual knowledge of                              and                      , after reasonable inquiry.

E.	Property Tax Indemnity.
1.    NRG Energy, NYLD and Purchaser acknowledge that following the Transaction there will be (i) a loss of the exclusion from reassessment for California property tax purposes for new construction of active solar energy property available under Section 73 of the California Revenue and Taxation Code (the “CRT”) for the active solar energy properties located in California (each such property, a “Utility Scale Solar Property”) held by the project companies set forth on Exhibit A-1 (the “Utility Scale Project Companies” and each a “Utility Scale Project Company”) and (ii) a reassessment under Section 64(c) or 64(d) of the CRT (a “Reassessment”) of such Utility Scale Solar Properties. NRG Energy, NYLD and Purchaser acknowledge that following the Transaction (i) there will be a loss of the exclusion from reassessment for California property tax purposes for new construction of active solar energy property available under Section 73 of the CRT for the active distributed generation solar energy properties located in California (each such property, a “DG Solar Property”, and together with the Utility Scale Solar Properties, each such property a “Solar Property”) held by the project companies set forth on Exhibit A-2 (the “DG Project Companies” and each a “DG Project Company”, and together with the Utility Scale Project Companies, the “Project Companies”, and each a “Project Company”) and (ii) a Reassessment of such DG Solar Properties may be triggered either (x) as a result of the Transaction or (y) upon the “flip date” of the tax equity fund structure implemented in each of the DG Project Companies (the date a Reassessment is triggered with respect to a DG Solar Property, the “DG Reassessment Trigger Date”). NRG Energy shall prepare and timely file a Form BOE-100-B for each Utility Scale Solar Project Company and each DG Project Company that holds one or more properties subject to a Reassessment (with respect to any DG Project Company, solely to the extent the Reassessment is triggered as a result of the Transaction as described in clause (x) above) and NYLD and Purchaser agree to cooperate, and shall cause their respective affiliates, employees and agents reasonably to cooperate, in connection with the foregoing; provided, that no such Form BOE-100-B shall be filed for a Utility Scale Project Company or DG Project Company without both NYLD and Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). NYLD and Purchaser shall prepare and timely file a Form BOE-100-B for each DG Project Company that holds one or more properties subject to a Reassessment (solely to the extent the Reassessment is triggered upon a “flip date” as described in clause (y) above) and NRG Energy agrees to cooperate, and shall cause its respective affiliates, employees and agents reasonably to cooperate, in connection with the foregoing; provided, that no such Form BOE-100-B shall be filed for a DG Project Company without NRG Energy’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). NRG Energy shall make available to NYLD and Purchaser (and NYLD and Purchaser shall make available to NRG Energy, as applicable) all records that are necessary for the preparation of such forms. Notwithstanding the foregoing, prior to the applicable DG Reassessment Trigger Date with respect to a DG Project Company, NRG Energy, NYLD and Purchaser agree to work together in good faith to alter, to the extent commercially practicable, the structure of such DG Project Company in order to mitigate any Tax Indemnity Payment (as defined below) that may be required with respect to the applicable DG Solar Properties (any such alterations to the structure, an “Alternative Structure”); provided, that Purchaser and NYLD shall not be obligated to undertake any such Alternative Structure, including if such Alternative Structure would result in a material risk of a Reassessment, have any adverse impact on the value of such DG Project Company and/or subject Purchaser, NYLD, or any of their subsidiaries (including any DG Project Company) to any unreimbursed cost or expense; provided, further, NRG Energy shall indemnify and hold harmless the applicable Project Companies with respect to any cost or expense incurred in connection with implementing such Alternative Structure or any other loss

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

resulting from such Alternative Structure (including any California property taxes, and interest, penalties and other additions to tax with respect thereto).
2.    Each of NRG Energy, NYLD and Purchaser shall provide as promptly as practicable to the other Party copies of any communications received by Purchaser, NYLD or any Project Company from any local assessor or taxing authority regarding the assessed value of the Solar Properties. NRG Energy shall have the right, in its reasonable discretion and at its expense, to control the conduct of any administrative or judicial proceeding regarding the valuation or revaluation for property tax purposes of the Solar Properties from the Closing Date until conclusion of any proceeding regarding valuation for any period in the Indemnity Term (as defined below), including any proceeding resulting from a request for a decrease in the assessed value as a result of a reduction in value of one or more Solar Properties (any such proceeding regarding valuation for the Solar Properties during the Indemnity Term, a “Proceeding”). NRG Energy agrees to consult with each of Purchaser and NYLD in advance on its proposed actions and give reasonable consideration to the views and interests of Purchaser and NYLD with the conduct of such Proceeding; provided, that each of NYLD and Purchaser shall have the right to participate in any such Proceeding at its own expense and shall have the right to control any such Proceeding if NRG Energy does not timely exercise its right to control such Proceeding. Purchaser and NYLD agree to cooperate, and shall cause each Project Company to cooperate, with NRG Energy with respect to any Proceeding, and shall provide NRG Energy with reasonable access to all information or records within its possession that may be reasonably necessary for such Proceeding (but solely if providing such information or records would not violate any obligations of confidentiality of Purchaser or any NYLD Entity or restrictions required by Law or result in a loss of legal privilege held by Purchaser or any NYLD Entity), and grant to NRG Energy any required authorizations or powers of attorney reasonably necessary for NRG Energy to conduct or participate in such Proceeding. None of NRG Energy, NYLD, Purchaser or any Project Company shall enter into any binding agreement or settlement with a taxing authority regarding the value of the Solar Properties without the prior written consent of both NRG Energy and Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). Each Project Company shall file all returns and statements relating to the Solar Properties (including any locally issued county Form 571L or its successor) in a manner consistent with the value agreed to by NRG Energy in accordance with this Section E. Purchaser, NYLD or the Project Companies (as applicable) shall provide drafts of all such returns, statements, and forms to NRG Energy for review at least thirty (30) days before the due date. For purposes of this Section E, the “Indemnity Term” (i) with respect to the Utility Scale Solar Properties shall begin on the Closing Date and last until the date set forth on Exhibit A-1 as the “Indemnity Expiration Date” for such Project Company, unless the indemnity is terminated before the Indemnity Expiration Date in accordance with Section E.4, and (ii) with respect to the DG Solar Properties shall begin on the DG Reassessment Trigger Date for such DG Solar Property and last until the date set forth on Exhibit A-2 as the “Indemnity Expiration Date” for such Project Company, unless the indemnity is terminated before the Indemnity Expiration Date in accordance with Section E.4.
3.    NRG Energy agrees to pay to each Project Company each year an amount equal to the excess, if any, of (i) the California property taxes, and interest, penalties and other additions to tax with respect thereto payable by such Project Company with respect to the related Solar Properties for each fiscal year during the Indemnity Term, over (ii) the California property taxes that would have been due with respect to such Solar Properties for such fiscal year if a Reassessment had not occurred (such excess for such fiscal year with respect to the applicable Project Company, a “Tax Indemnity Payment”). For the avoidance of doubt, a Tax Indemnity Payment shall not include any amount representing penalties or interest imposed on the applicable Project Company, Purchaser (with respect to the DG Solar Properties) or NYLD resulting from the failure of such Project

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

Company, Purchaser (with respect to the DG Solar Properties) or NYLD to timely file any return or statement or pay any tax, in each case that is due following the Closing. NRG Energy shall pay the Tax Indemnity Payment with respect to each Project Company at the earlier of (a) thirty (30) days after receiving copies of all property tax statements received by such Project Company from the local taxing authorities with respect to the related Solar Properties, and (b) fifteen (15) days before the due date of any property tax and penalty payment as prescribed by such local taxing authorities so long as such Project Company provides NRG Energy with such property tax statements within a reasonable time period before NRG Energy’s payment of such Tax Indemnity Payment.
4.    Notwithstanding anything to the contrary, NRG Energy shall have no obligation to pay any Tax Indemnity Payment (i) with respect to any Solar Property that has been reassessed in its entirety since the Reassessment of such Solar Property as the result of a direct or indirect (excluding any indirect transfer by reason of the transfer of any equity interest of NYLD Op or a direct or indirect owner of NYLD Op) transfer of equity interests in the Project Company owning such Solar Property (for the avoidance of doubt, other than a sale of an interest that does not constitute a change of ownership under Sections 64(c) or 64(d) of the CRT); (ii) with respect to all or any portion of a Solar Property that is transferred after the Closing by the applicable Project Company to any other person in a transfer that constitutes a change of ownership of such Solar Property or such portion; or (iii) to the extent of any incremental amount that is attributable to any new construction or capital improvements made to a Solar Property after the Reassessment of such Solar Property. For the avoidance of doubt, any direct or indirect transfer by Purchaser or any of its affiliates of any or all of their respective interests in NYLD Op shall not relieve or otherwise affect NRG Energy’s obligation to make Tax Indemnity Payments under this Agreement.
5.    If Purchaser (with respect to the DG Solar Properties), NYLD, any Project Company, or any Affiliate thereof receives a refund of California property tax with respect to a Solar Property that is attributable to a tax for which NRG Energy has made a Tax Indemnity Payment, Purchaser (only with respect to the DG Solar Properties), NYLD and NYLD Op shall be jointly obligated to pay the amount of such refund to NRG Energy within fifteen (15) days of the date on which it was received by Purchaser (with respect to the DG Solar Properties), NYLD, the Project Company, or such Affiliate. Any refund of property taxes received by Purchaser, NYLD, a Project Company, or an Affiliate relating to both Solar Properties and other properties shall be reasonably apportioned among the properties, and Purchaser, NYLD and NYLD Op shall be obligated to pay to NRG Energy only the portion attributable to the Solar Properties. Notwithstanding anything to the contrary in this Agreement, any obligation of Purchaser or NYLD pursuant to this Section E.5 with respect to a Project Company shall terminate on the date on which Purchaser or NYLD, as applicable, no longer owns the applicable Project Company.
6.    The Parties acknowledge that NRG Energy and/or certain of its Affiliates provided to NYLD or its Affiliates indemnification for California property taxes for certain of the Solar Properties under purchase and sale agreements pursuant to which NRG Energy or its Affiliates sold to NYLD or its Affiliates equity interests in the Project Companies or in entities that directly or indirectly owned the equity interests in the Project Companies (collectively, the “Dropdown PSAs”). NYLD, the Project Companies and Purchaser acknowledge that neither Purchaser, NYLD Op nor any Project Company will have the right to a Tax Indemnity Payment under this Agreement to the extent it is duplicative of an amount received in respect of indemnification for property taxes in connection with the Solar Properties under the Dropdown PSAs.
7.    No later than thirty (30) days after the end of each fiscal year during the Indemnity Term for each Project Company (the “Determination Date”), NRG Energy shall provide, at its sole cost and expense,

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

a letter of credit (i) with respect to the Utility Scale Solar Properties for the benefit of NYLD LLC (the “NYLD Letter of Credit”) in an amount equal to the aggregate of Project Level Support Amounts for the Utility Scale Project Companies (the “Utility Scale Required Letter of Credit Amount”), and (ii) with respect to the DG Solar Properties for the benefit of the tax equity funds set forth on Exhibit A-2 (the “DG Letter of Credit”) in an amount equal to the aggregate of Project Level Support Amounts for the DG Project Companies (the “DG Required Letter of Credit Amount”, and collectively with the Utility Scale Required Letter of Credit Amount, the “Required Letter of Credit Amount”); ****************************************************************************** ****************************************************************************** ****************************************************************************** ****************************************************************************** ********************************************. The “Project Level Support Amount” for each Project Company shall equal the product of (a) **** percent (**%) (the “Letter of Credit Percentage”), (b) the amount of the Tax Indemnity Payment owed to the applicable Project Company for the applicable fiscal year or, if the amount of such Tax Indemnity Payment cannot be determined at such time because the relevant property tax statements have not been received, the amount of the Tax Indemnity Payment that would be owed to the applicable Project Company based upon the most recent fiscal year for which property tax statements are available or the Tax Indemnity Payment is known, subject to reasonable adjustments based on the information available to the parties and (c) the remaining Indemnity Term for such Project Company. ********************************************************************* ****************************************************************************** ****************************************************************************** ****************************************************************************** ****************************************************************************** **************************************************************. NRG Energy shall annually adjust the amount of the NYLD Letter of Credit and the DG Letter of Credit (by amendment, supplement or replacement) in accordance with the calculations set forth in this Section E.7. If NRG Energy fails to make the Tax Indemnity Payment pursuant to Section E.3, then ten (10) Business Days after written notice of such breach, during which time NRG Energy shall have the right to attempt to cure such breach, (i) the beneficiary of such indemnity shall have the right to draw upon the applicable letter of credit in satisfaction of the Tax Indemnity Payment owed to such Project Company and hold the proceeds as security for NRG Energy’s obligations under this Section E.7, and (ii) the Letter of Credit Percentage shall thereafter be one hundred percent (100%) and NRG Energy shall promptly (within twenty (20) Business Days) supplement such letter of credit with a new letter of credit in an amount equal to the Required Letter of Credit Amount. NYLD LLC or the tax equity funds set forth on Exhibit A-2, as applicable, shall also be permitted to draw on any letter of credit provided pursuant to this Section E.7 if such letter of credit is not extended or otherwise replaced at least twenty (20) Business Days prior to its scheduled expiration date. Any letter of credit issued pursuant to this Section E.7 shall be issued by a U.S. financial institution (or a U.S. branch of a foreign bank) having a senior unsecured debt rating by S&P of not less than “A-” and by Moody’s of not less than “A3” (the “Requisite Issuer Ratings”), and, in the event the issuer of any such letter of credit ceases to have the Requisite Issuer Ratings, NRG Energy shall replace such letter of credit with a letter of credit in the same stated amount issued by a U.S. financial institution (or a U.S. branch of a foreign bank) with the Requisite Issuer Ratings.

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

8.    Notwithstanding anything to the contrary provided herein, the provisions of this Section E shall only be effective in the event that a Closing occurs under the PSA. If the PSA is terminated or if a Closing does not occur thereunder, this Section E shall be of no further force and effect.

F.	Changes to the NYLD Board of Directors.
NRG Energy agrees that upon the Closing, it shall cause its employees on the Board of Directors of NYLD (collectively, the “NRG Board Members”) to resign from the Board of Directors of NYLD (the “NYLD Board”), effective as of the Closing Date. NYLD agrees that upon the resignations of the NRG Board Members, the NYLD Board shall be expanded to nine (9) members, and five (5) persons presented to NYLD by Purchaser prior to the Closing will be appointed to fill the directorship vacancies created by such resignations and the expansion of the NYLD Board.

G.	NYLD Undertakings in Connection with the PSA.
1.    Regulatory and Other Permits. NYLD shall, and shall cause the other NYLD Entities to, cooperate with NRG Energy and Purchaser (a) in connection with the preparation and submission of all necessary filings in connection with the Transaction that may be required under the HSR Act or any other federal, state or local laws prior to the Closing Date; and (b) in connection with obtaining all Permits and all Consents to and by all Governmental Authorities and other Persons necessary to consummate the Transaction, including the Seller Approvals and Seller Consents and NRG Energy’s obtaining Consent from FERC pursuant to Section 203 of the FPA in order to consummate the Transaction, including in respect of any required execution of, or consenting to, FPA Section 203-related applications or submissions with FERC, including any inquiries from staff. NRG Energy will (i) keep NYLD and Purchaser reasonably informed on a current basis of the matters in this Section G.1, (ii) give reasonable consideration to the comments and interests of NYLD in connection therewith and (iii) promptly meet with the NYLD Board or their representatives to discuss any material developments in connection therewith upon NYLD’s reasonable request in writing. In furtherance of the foregoing, NRG Energy will notify NYLD promptly upon the receipt by NRG Energy or its Affiliates of (i) any comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant to this Section G.1 or the Transaction and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any Laws of any Governmental Authority or answers to any questions, or the production of any documents, relating to an investigation of the Transaction by any Governmental Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section G.1, NRG Energy shall promptly inform NYLD of such occurrence and cooperate in filing promptly with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, NRG Energy shall provide NYLD (or its advisors), upon request, copies of all correspondence between NRG Energy and any Governmental Authority relating to the Transaction. NRG Energy may, as reasonably advisable and necessary, designate any competitively sensitive materials provided to NYLD under this Section G.1 as “outside counsel only”. Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of NRG Energy. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the Transaction shall include representatives of each of NRG Energy, Purchaser and upon NYLD’s request, NYLD. Subject to applicable Law, NRG Energy and Purchaser shall consult and cooperate with NYLD in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the Transaction by or on behalf of NRG Energy, NYLD or Purchaser.

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

2.    Access to Information; Confidentiality.
(a)    Prior to the Closing Date, or, if earlier, the date the PSA or this Agreement is terminated, Purchaser may make or cause to be made such review of the Business of NYLD and of its financial and legal condition as Purchaser deems reasonably necessary or advisable. With the assistance of NRG Energy as appropriate, NYLD shall, and shall cause the NYLD Entities to, permit Purchaser and its authorized agents or representatives, including its independent accountants, to have reasonable access to the properties, books and records of the NYLD Entities during normal business hours to review information and documentation relative to the properties, books, contracts, commitments and other records of the NYLD Entities; provided, that such investigation shall only be upon reasonable notice and shall not unreasonably disrupt personnel and operations of the Business of NYLD and shall be at Purchaser’s sole cost and expense; provided, further, that none of Purchaser, its Affiliates or their respective representatives shall conduct any on-site environmental site assessment, compliance evaluation or investigation with respect to any Project or Company Entity or NYLD Entity without the prior written consent of NYLD, which shall not be unreasonably delayed, withheld or conditioned. All requests for access to the offices, properties, books and records of the NYLD Entities shall be made to such representatives of NYLD as NYLD shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that none of Purchaser, its Affiliates or their respective representatives shall, prior to the Closing Date, contact any of the customers, suppliers or parties that have business relationships with the NYLD Entities in connection with the Transaction, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of NYLD or its representatives (not to be unreasonably withheld, conditioned or delayed). Any access to the offices, properties, books and records of the NYLD Entities shall be subject to the following additional limitations: (i) Purchaser, its Affiliates, and their respective representatives, as applicable, shall give NYLD notice of at least four (4) Business Days prior to conducting any inspections or communicating with any third party relating to any property of the NYLD Entities, and a representative of NYLD shall have the right to be present when Purchaser, its Affiliates or their respective representatives conducts its or their investigations on such property; (ii) none of Purchaser, its Affiliates or their respective representatives shall damage the property of the NYLD Entities or any portion thereof; and (iii) Purchaser, its Affiliates, and their respective representatives, as applicable, shall (A) use commercially reasonable efforts to perform all on-site reviews and all communications with any Person in an expeditious and efficient manner, and (B) indemnify, defend and hold harmless the NYLD Entities, their respective Affiliates, and each of their respective employees, directors and officers from and against all damages resulting from or relating to the activities of Purchaser, its Affiliates and their respective representatives under this Section G.2(a). The foregoing indemnification obligation shall survive the Closing or termination of this Agreement or the PSA. Notwithstanding anything herein to the contrary, prior to the Closing Date, none of the NYLD Entities shall be required to provide any access or information to Purchaser, its Affiliates or any of their respective representatives which NYLD reasonably believes it or the NYLD Subsidiaries are prohibited from providing to Purchaser, its Affiliates or their respective representatives by reason of attorney-client privilege.
(b)    NRG Energy and Purchaser agree that NYLD is hereby made an express third party beneficiary of the Confidentiality Agreement for the purpose of enforcing the Confidentiality Agreement against Purchaser and its Representatives (as defined in the Confidentiality Agreement) with

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respect to the NYLD Confidential Information (as defined below). This Section G.2(b) shall survive the termination of this Agreement.
(c)    NRG Energy hereby agrees that it will not, and will cause its Affiliates and Representatives not to, at any time, directly or indirectly, without the prior written consent of NYLD, disclose or use any NYLD Confidential Information; provided, that this Section G.2(c) will not prohibit disclosure of NYLD Confidential Information (i) as required by applicable Law so long as reasonable prior notice is given to NYLD of such disclosure and a reasonable opportunity is afforded to contest the same or (ii) in accordance with the terms of this Agreement. NRG Energy agrees that it will be responsible for any breach or violation of the provisions of this Section G.2(c) by any of its Affiliates and Representatives. Notwithstanding anything contained in this Agreement or the PSA, the obligations of NRG Energy set forth in this Section G.2(c) shall remain in full force and effect following the execution of this Agreement and the PSA and shall survive any termination of this Agreement and the PSA in accordance with their terms. For purposes hereof, “NYLD Confidential Information” shall mean any and all information (in any form) relating to any NYLD Entity (or any customers or clients thereof), together with any written or electronic materials prepared by or on behalf of NRG Energy or its Affiliates to the extent containing or based in whole or in part upon or generated from such information; provided, however, that “NYLD Confidential Information” will not include any information that (x) is or becomes (other than as a result of disclosure by NRG Energy in violation of this Agreement or the PSA) generally available to, or known by, the public, (y) is independently developed by NRG Energy without use of or reference to information that would be “NYLD Confidential Information” but for the exclusions set forth in this proviso or (z) is received by NRG Energy from a third party not known after reasonable inquiry by NRG Energy to be bound by a duty of confidentiality to NYLD with respect to such information.
3.    Conduct of Business.
(a)    NYLD covenants and agrees that, except (i) as otherwise expressly contemplated by this Agreement or the PSA (including as described on Schedule 7.04(b) thereof) or as required by applicable Law, (ii) for the effect of the announcement and consummation of the Transaction or (iii) as otherwise approved in writing by Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, NYLD shall, and shall cause the other NYLD Entities to, operate in the ordinary course of business and in accordance with Good Industry Practice and in accordance with the budget of NYLD for 2018 attached hereto as Exhibit I (the “NYLD Budget”), the CEO Delegation of Authority, dated December 5, 2017, attached hereto as Exhibit J (the “Delegation of Authority”), and the Monthly Business Plan Schedule attached hereto as Exhibit K (the “Monthly Business Plan Schedule”) (it being understood that, to the extent there is a conflict between the Delegation of Authority and the Monthly Business Plan Schedule, the Delegation of Authority shall control) and shall use commercially reasonable efforts to preserve, maintain and protect the assets of the NYLD Entities and the Business of NYLD and maintain existing or satisfactory relations with Governmental Authorities and customers, suppliers, service providers, creditors, tax equity partners and lessors having significant business dealings with them, and keep available the services of the NYLD Entities’ key employees; provided, that such efforts (A) shall not include any requirement or obligation to make any payment or assume any Liability not otherwise required to be paid or assumed by the terms of an existing Contract or offer or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing Contract and (B) to the extent applicable, shall be subject to NRG Energy and its Affiliates performing their respective obligations under the Existing MSA and other contractual

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

arrangements between any NYLD Entity and NRG Energy and its Affiliates. NRG Energy shall, and shall cause its Affiliates to, perform their respective obligations under the Existing MSA and other contractual arrangements between any NYLD Entity and NRG Energy and its Affiliates in order to permit NYLD to comply with its obligations under this Section G.3.
(b)    Without limiting Section G.3(a), except as (A) set forth on Schedule G.3(b), (B) otherwise contemplated by this Agreement or the PSA, (C) required by applicable Law or (D) with the express written approval of Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, NYLD shall not (with respect to the Business of NYLD or any NYLD Entity), and shall cause the NYLD Entities not to, and solely with respect to the NYLD Thermal Employees as it relates to Sections G.3(b)(vi), G.3(b)(xii), G.3(b)(xiii) and G.3(b)(xiv), NRG Energy shall not, and shall cause its Affiliates not to:
(i)    adopt any change in its certificate of incorporation or by‑laws, committee charters or other applicable governing documents or instruments, other than ministerial or administrative changes that are not adverse to the interests of Purchaser;
(ii)    (A) merge or consolidate any of the NYLD Entities with any other Person, or restructure, reorganize or completely or partially liquidate any of the NYLD Entities, except for any such transactions among wholly-owned Affiliates of the NYLD Entities, or (B) commence or file any petition seeking (x) liquidation, reorganization or other relief under any U.S. federal, U.S. state or other bankruptcy, insolvency, receivership or similar Law or (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official;
(iii)    issue, sell, pledge, grant, transfer or encumber or otherwise dispose of or redeem, repurchase or otherwise acquire any shares of capital stock or other equity interests of the NYLD Entities or profits interests, stock appreciation rights, phantom stock or securities convertible into or exchangeable for, or subscriptions, options, warrants, calls, agreements, arrangements, undertakings, commitments or other rights of any kind to acquire, any shares of capital stock of the NYLD Entities (other than the issuance of shares or interests by a wholly-owned Affiliate to the NYLD Entities or another wholly-owned Affiliate of the NYLD Entities); provided, that the foregoing shall not apply to issuances of up to $115 million of Class C common stock of NYLD pursuant to NYLD’s $150 million at-the market facility as in effect on the Effective Date so long as such issuances are consummated in accordance with Schedule G.3(b)(iii);
(iv)    make any material changes with respect to financial accounting policies or procedures, except as required by GAAP;
(v)    make, change or revoke any election relating to Taxes, file any material amended Tax Return, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, enter into any closing agreement or similar agreement relating to Taxes with any Governmental Authority, settle or compromise any claim or assessment by any Governmental Authority relating to Taxes;

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

(vi)    voluntarily recognize any labor union as the representative of any of NYLD Thermal Employees or enter into any new or amended collective bargaining agreement with any labor organization applicable to NYLD Thermal Employees;
(vii)    except for (A) transactions among NYLD and wholly-owned Affiliates of the NYLD Entities or among the wholly-owned Affiliates of the NYLD Entities or (B) pursuant to Contracts in effect as of the Effective Date (copies of which have been made available to Purchaser), reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its capital stock (or other equity securities) or securities convertible or exchangeable into or exercisable for any shares of its capital stock (or other equity securities);
(viii)    except as otherwise permitted under Section G.5, adversely amend, modify or waive any rights under, the NYLD Subsidiary Credit Agreement, in each case, in any material respect, or reduce the commitments of the lenders thereunder to fund borrowings thereunder, or adversely amend, modify or waive any rights under the NYLD Notes or the indentures governing such notes;
(ix)    take any action that would reasonably be expected to lead to the CAFD Leakage Cap being exceeded other than any actions taken pursuant to this Agreement or with Purchaser’s prior written consent or at Purchaser’s request;
(x)    incur corporate overhead expenses in excess of ********* dollars ($********) (as shown in the line item “MSA and Direct Costs” in the Monthly Business Plan Schedule) on an ongoing annualized basis or otherwise take any action inconsistent with the Monthly Business Plan Schedule, other than incurring (i) the Direct Labor Costs, (ii) any legal, financial advisor and other advisory fees payable for services rendered on behalf of the NYLD Corporate Governance, Conflicts and Nominating Committee, (iii) any accrued (but unpaid) expenses incurred in fiscal year 2017, including annual incentive payments owed to employees of or services providers to the NYLD Entities and (iv) any other fees and expenses in connection with the Transaction or as provided hereunder;
(xi)    take any action that is not specifically authorized by the Delegation of Authority, and for the avoidance of doubt, any action that requires NYLD Board approval shall be deemed not authorized under the Delegation of Authority for the purposes of this Section G.3(b)(xi);
(xii)    except as may be required by applicable Law, a Collective Bargaining Agreement or pursuant to the terms of any NYLD Employee Plan, (A) establish, adopt, terminate or materially amend any material NYLD Employee Plan; (B) grant to any NYLD Employee any material increase in base salary, wages, bonuses, incentive compensation or severance, retention or other employee benefits; (C) grant any equity-based awards; (D) accelerate the time of payment for, or vesting of, any compensation or benefits; or (E) materially change any actuarial or other assumption used to calculate funding obligations or liabilities under any NYLD Employee Plan;
(xiii)    except as otherwise permitted under Sections I.2 and A.1(a)(iv), (A) hire any individual who, if employed on the date of this Agreement would be an NYLD Employee or other service provider; provided, however, that the NYLD Entities shall be permitted to (I)

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

hire NYLD Employees or engage other service providers to fill existing positions that are or become vacant in the ordinary course of business and (II) hire NYLD Employees or engage other service providers to fill positions that are newly created in the ordinary course of business to the extent that the annual compensation opportunity provided to any such NYLD Employee or other service provider does not exceed $1,000,000 in the aggregate for all such hires and engagements and, in the case of service providers other than NYLD Employees, the duration of engagement does not exceed six (6) months, and, in the case of (I) and (II), the compensation and benefits provided to any such NYLD Employee or other service provider are consistent with terms previously provided by the NYLD Entities in the ordinary course of business; or (B) terminate any NYLD Employee or other service provider whose annual compensation opportunity exceeds $400,000 other than for cause; or
(xiv)    agree, authorize or commit to do any of the foregoing.
Notwithstanding the foregoing restrictions in Sections G.3(a) and G.3(b), the NYLD Entities may take commercially reasonable actions with respect to emergency situations so long as (a) the NYLD Entities shall use Good Industry Practice in mitigation of any such emergency situation and (b) NYLD shall promptly (but in any event within twenty-four (24) hours) inform Purchaser of any such actions taken with respect to an emergency situation.
4.    Employee Matters.
(a)    NYLD shall have the right, but not the obligation, to solicit and to provide offers of employment with NYLD, to become effective upon the Closing, to each of the Potential Offer Employees, as defined in Section I.2. Any Potential Offer Employee who accepts such offer of employment with NYLD and becomes an employee of NYLD as of the Closing shall be referred to herein as a “Hired Employee.”
(b)    Prior to the Closing Date, NRG and NYLD shall take all actions necessary such that each NYLD Thermal Employee other than any NYLD Thermal Employee who, immediately prior to the Closing, is not actively at work due to an unauthorized leave of absence, shall become an employee of NYLD, effective immediately prior to the Closing. NRG shall release each NYLD Thermal Employee and each Hired Employee from any confidentiality agreement or other agreement solely as it applies to Purchaser and solely with respect to matters relating to the Business of the Company or the Business of NYLD, NYLD, any of the Company Entities or the sale of the Projects that may interfere with such NYLD Thermal Employee’s or such Hired Employee’s prospective employment with NYLD. NRG and NYLD shall take all actions necessary for NYLD to assume all obligations and Liabilities under the Collective Bargaining Agreements set forth on Schedule G.4(b) (including any obligations to contribute to any Multiemployer Plans that are set forth on Schedule B.3(d)(ii) that are incurred following the Closing Date but not including (i) any obligations to contribute to any Multiemployer Plans that are incurred prior to the Closing Date or (ii) any withdrawal liability in respect of any Multiemployer Plan that is incurred as a result of the transactions contemplated by this Agreement), and NYLD shall become a party to, and the employer with respect to, such Collective Bargaining Agreements.
(c)    From the Closing Date through December 31, 2018 (the “Continuation Period”) (but only for so long as the applicable NYLD Thermal Employee or Hired Employee remains employed

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

by NYLD), NRG shall ensure that each NYLD Thermal Employee and Hired Employee may continue to participate in each of the NYLD Employee Plans set forth on Schedule G.4(c) (as such plans may be amended from time to time, the “Continuation Plans”), on the same basis as such NYLD Thermal Employee or Hired Employee was participating in such Continuation Plans immediately prior to the Closing Date. On December 31, 2018, all NYLD Thermal Employees and Hired Employees shall cease participating in the Continuation Plans. NYLD shall pay to NRG (i) with respect to the NYLD Thermal Employees’ and Hired Employees’ continued participation in NRG’s medical plan during the Continuation Period and for each NYLD Thermal Employee or Hired Employee and eligible dependent who participates in such plan during the Continuation Period, the applicable premium rate for coverage under such plan pursuant to Part 6 of Subtitle B of Title I of ERISA (less any employee-paid amounts received by NRG or its Affiliates), and (ii) with respect to the NYLD Thermal Employees’ and Hired Employees’ continued participation in each other Continuation Plan during the Continuation Period and for each NYLD Thermal Employee or Hired Employee and eligible dependent who participates in such plans during the Continuation Period, the applicable premium rate due from NRG to the applicable insurance company with respect to such plan (less any employee-paid amounts received by NRG or its Affiliates), (collectively, (i) and (ii), the “Benefit Fee”). On no less than a monthly basis, NRG shall provide to NYLD a written invoice with respect to the Benefit Fee owed by NYLD to NRG for the preceding month, and NYLD shall pay the amounts set forth on such invoice to NRG within ten (10) Business Days of receipt of such invoice from NRG.
(d)    During the period beginning immediately following the Closing and ending on the first anniversary of the Closing Date (or such shorter period of employment, as the case may be), NYLD and Purchaser will, or will cause one of their controlled Affiliates or designated third-party operators to, (i) provide (A) each NYLD Thermal Employee with an annual rate of salary (or an hourly wage) and cash bonus opportunity that is not less than the annual rate of salary (or hourly wage) and cash bonus opportunity with respect to such NYLD Thermal Employee immediately prior to the Closing Date, and (B) employee benefits (excluding equity compensation and defined benefit pension plans) that are substantially comparable in the aggregate to the employee benefits that were provided to such NYLD Thermal Employee immediately prior to the Closing Date, and (ii) credit each NYLD Thermal Employee with his or her accrued vacation (provided, that such credited vacation accruals shall be subject to the terms and conditions of NYLD’s vacation policy in effect as of the Closing). Without limiting the generality of the foregoing, Purchaser and NYLD will, or will cause one of their controlled Affiliates or designated third-party operators to, maintain in effect until the first anniversary of the Closing Date severance plans, practices and policies applicable to the NYLD Thermal Employees that are set forth on Schedule B.3(d)(i) (the “NYLD Severance Plans”) that provide severance benefits that are not less favorable than the severance benefits provided under the NYLD Employee Plans with respect to such NYLD Thermal Employees, and Purchaser and NYLD shall indemnify and hold harmless NRG, its Affiliates and the other Seller Indemnified Parties from any Liabilities or obligations arising under such NYLD Severance Plans. Notwithstanding the foregoing or anything else in this Section G.4, the terms and conditions of employment of the NYLD Thermal Employees who are covered by any Collective Bargaining Agreements shall be as set out in the applicable Collective Bargaining Agreement until such applicable Collective Bargaining Agreement’s expiration, modification or termination in accordance with its terms or applicable Law.

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

(e)    Following the Closing, Purchaser and NYLD agree that, for each NYLD Thermal Employee and, to the extent applicable, each Hired Employee, (i) Purchaser’s, NYLD’s, their controlled Affiliates’ and their designated third-party operator’s Employee Plans, which are analogous to the NYLD Employee Plans (and which, for the avoidance of doubt, shall include the NYLD Severance Plans), shall recognize all previous service recognized by such NYLD Employee Plan for the purpose of determining eligibility for and entitlement to benefits (except where doing so would result in a duplication of benefits and excluding any defined benefit plans or arrangements), including vesting, and such NYLD Thermal Employees and Hired Employees shall be eligible to receive benefits under, and participate in, such analogous Employee Plans to the same extent as similarly situated employees of Purchaser, NYLD, their controlled Affiliates or designated third-party operator immediately prior to the Closing, and (ii) Purchaser and NYLD will cause their or their controlled Affiliate’s or designated third-party operator’s group health plan to waive any preexisting condition limitations, actively at work exclusions and waiting periods for the NYLD Thermal Employees and Hired Employees.
(f)    Notwithstanding anything to the contrary herein, if Purchaser or NYLD requests, prior to the Closing, that any NYLD Thermal Employee be removed from Schedule B.3(a) and that, from that point forward, such employee no longer be considered an NYLD Thermal Employee, NRG shall cause such NYLD Thermal Employee to be removed from such schedule (each such individual, an “Excluded Employee”), and if such Excluded Employee terminates employment with NRG or one of its Affiliates within one (1) year of the Closing Date under circumstances entitling such Excluded Employee to severance payments and/or benefits under the NYLD Severance Plans, Purchaser reimburse NRG the amounts of any such payments and/or benefits within thirty (30) days of any such payment by NRG to such Excluded Employee.
(g)    Following the Closing, to the extent any NYLD Employee Plan or other Employee Plan in which a Hired Employee or NYLD Thermal Employee participates is qualified under Section 401(a) of the Code, NYLD and Purchaser shall take the necessary action to cause NYLD’s, Purchaser’s, one of their controlled Affiliate’s or designated third-party operator’s defined contribution plan or plans to accept the rollovers of any “eligible rollover distributions” (as defined in the Code) from such NYLD Employee Plan or Employee Plan, including outstanding plan loans of NYLD Employees and Hired Employees from any NYLD Employee Plan or Employee Plan, which is a qualified defined contribution plan, in which NYLD Thermal Employees or Hired Employees are participating immediately prior to the Closing.
(h)    Nothing in this Agreement shall require NYLD to sponsor or maintain any defined benefit pension plan, except as required by Law or under any Collective Bargaining Agreement.  In the event of any such requirement, any such defined benefit pension plan shall provide for benefit accrual solely with respect to a participating NYLD Thermal Employee’s period of employment with NYLD or any of its subsidiaries following the Closing and benefits provided under any such plan shall not be determined, or otherwise relate in any way, to benefits accrued, paid or payable under any NRG defined benefit pension plan.  To the extent any such defined benefit pension plan is required to be sponsored or maintained by NYLD under applicable Law or any Collective Bargaining Agreement, any such plan shall recognize, for the purposes of eligibility and vesting (but not for purposes of benefit accrual), all previous service of participating NYLD Thermal Employees with NRG and any of its Affiliates that is recognized by an analogous NYLD Employee Plan.

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

(i)    NRG agrees to pay to each Hired Employee and NYLD Thermal Employee who continues in employment with NYLD immediately following the Closing a bonus with respect to the calendar year in which the Closing occurs in an amount that is equal to such Hired Employee’s or NYLD Thermal Employee’s target annual cash incentive bonus with respect to such year, prorated based on the number of days that have elapsed from the first day of the calendar year through the Closing Date. Such bonuses shall be paid within thirty (30) days after the Closing Date.
(j)    Purchaser, NYLD and NRG intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any NYLD Thermal Employee or Hired Employee that is consistent with the requirements of this Section G.4 and that each such NYLD Thermal Employee and Hired Employee shall have continuous employment immediately before and immediately after the Closing.
(k)    All shares of common stock of NRG that are held in the account of any NYLD Thermal Employee or Hired Employee under the NRG Employee Stock Purchase Plan as of immediately prior to the Closing shall be released from any sale restrictions to the NYLD Thermal Employee or Hired Employee effective as soon as possible following the Closing.
(l)    Purchaser, NYLD and NRG agree that the transactions contemplated by this Agreement shall constitute a “change in control” for purposes of the compensation and benefit plans set forth in Schedule G.4(l).
(m)    No provision in this Section G.4, whether express or implied, shall create any third party beneficiary or other rights in any employee or former employee of Purchaser, NRG, NYLD or any of their respective subsidiaries or Affiliates (including any beneficiary or dependent thereof), any other participant in any NYLD Employee Plan or any other Person; (ii) create any rights to continued employment with Purchaser, NRG, NYLD or any of their respective subsidiaries or Affiliates or in any way limit the ability of Purchaser, NRG, NYLD or any of their respective subsidiaries or Affiliates to terminate the employment of any individual at any time and for any reason; or (iii) constitute or be deemed to constitute an amendment to any NYLD Employee Plan or any other employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Purchaser, NRG, NYLD or any of their respective subsidiaries or Affiliates.
(n)    ****************************************************** ************************************************************************ ************************************************************************ ************************************************************************ ************************************************************************ ************************************************************************ ************************************************************************ ************************************************************************ ************************************************************************ *********************.
(o)    For the purposes of this Agreement, an “NYLD Employee” means (i) each employee of NYLD as of the Effective Date; and (ii) each NYLD Thermal Employee.

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

5.    Financing Cooperation.
(a)    Prior to the Closing, each of Purchaser and NYLD agrees to, and with respect to NYLD, to cause the NYLD Entities to, reasonably consult and cooperate with each other (and, in the case of the NYLD Entities, to provide assistance) in connection with the marketing, arrangement, syndication and consummation of the Debt Financing and to use its and their reasonable efforts to cause its and their respective Representatives to provide such cooperation and, in the case of the NYLD Entities, such assistance that is reasonably necessary and customary in connection therewith. Without limiting the generality of the foregoing, such cooperation (and, in the case of the NYLD Entities, such assistance) in any event shall include:
(i)    participation in, and assistance with, the marketing efforts related to the Debt Financing, including the preparation of customary confidential information memoranda (including an additional bank information memorandum that does not contain material non-public information and the execution and delivery by the NYLD Entities of customary authorization and representation letters), offering memoranda, lender presentations, private placement memoranda and other customary or similar marketing materials and information for delivery to prospective lenders and other investors or participants in the Debt Financing, including assisting in the preparation of estimates, forecasts, projections and other forward-looking financial information regarding the future performance of the Business of NYLD and the NYLD Entities to be included in customary confidential information memorandum to be made available to private-side lenders;
(ii)    preparation of rating agency presentations, participation in a reasonable number of lender and investor meetings, conference calls and presentations, due diligence sessions, sessions with rating agencies, drafting sessions, roadshows and other sessions with prospective lenders and investors (in each case at mutually agreeable times and locations) and cooperation and, in the case of the NYLD Entities, assistance in obtaining or maintaining ratings as contemplated by the Debt Financing;
(iii)    in the case of the NYLD Entities, delivery to Purchaser and the Debt Financing Sources of all documentation and other information reasonably requested by the Debt Financing Sources necessary for compliance with (A) applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (B) the OFAC and the Anti-Corruption Laws or any other similar Laws (and in any case at least four (4) Business Days prior to the Closing Date, to the extent requested in writing at least eight (8) Business Days prior to the Closing Date);
(iv)    in the case of the NYLD Entities, delivery to Purchaser and the Debt Financing Sources of (A) audited consolidated balance sheets and related statements of income and cash flows of each of NYLD and NYLD LLC for each fiscal year not later than sixty (60) days (in the case of NYLD) or ninety (90) days (in the case of NYLD LLC) after the end of such fiscal year, (B) unaudited consolidated balance sheets and related statements of income and cash flows of each of NYLD and NYLD LLC for each fiscal quarter not later than forty (40) days (in the case of NYLD) or forty-five (45) days (in the case of NYLD LLC) after the end of such fiscal quarter (but excluding the fourth quarter of any fiscal year), (C) such other information

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

customarily included in (1) confidential bank information memoranda (including customary pro forma financial information for use therein) and (2) any preliminary offering memoranda or preliminary private placement memoranda, which, in each case, contains all financial statements and other financial data (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants as provided in Statement on Auditing Standards No. 100 (subject to exceptions customary for a Rule 144A offering)) and pro forma financial statements prepared in accordance with, or reconciled to, GAAP and prepared in accordance with Regulation S-X under the Securities Act) that would be required to receive customary “comfort” (including “negative assurance” comfort) from the independent accountants for NYLD or NYLD LLC in connection with an offering of unsecured senior notes and (D) any other information relating to the Business of NYLD and the NYLD Entities or their businesses customary or reasonably necessary in connection with the Debt Financing;
(v)    in the case of the NYLD Entities, as promptly as reasonably practicable, (A) informing Purchaser if it will or expects to restate any financial statements included in the information required by clause (iv) above in order for such financial statements to comply with GAAP and (B) supplementing the information provided pursuant to clause (iv) above so that the same does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances in which the statements contained therein are made, not materially misleading;
(vi)    in the case of the NYLD Entities, requesting NYLD’s and NYLD LLC’s independent auditors to cooperate with the Debt Financing consistent with their customary practice, including by providing (A) customary “comfort letters” (including customary “negative assurances”) which the auditors would be prepared to issue at the time of pricing and at closing of any Debt Financing that is in the form of debt securities upon completion of customary procedures, (B) customary assistance with the due diligence activities of Purchaser and the Debt Financing Sources and (C) customary consents to the inclusion of audit reports in any relevant marketing materials, information memoranda, offering memoranda, private placement memoranda and related government filings;
(vii)    preparation of (in the case of Purchaser) and assistance with the preparation of (in the case of the NYLD Entities) pro forma financial information and pro forma financial statements; it being understood that notwithstanding anything in this Agreement to the contrary, there shall be no obligation on any NYLD Entity to prepare pro forma financial information or pro forma financial statements;
(viii)    cooperating with each other’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing;
(ix)    using commercially reasonable efforts to assist the Debt Financing Sources in benefiting from the existing material lending relationships of Purchaser or NYLD and NYLD LLC (as the case may be);

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

(x)    in the case of the NYLD Entities, executing and delivering a certificate of the chief financial officer of NYLD and NYLD LLC with respect to solvency matters in the form of Annex I of Exhibit B of the Debt Commitment Letter;
(xi)    in the case of the NYLD Entities, executing and delivering (or assisting in the execution and delivery of), as of the Closing Date, definitive financing documents, including any required guarantees, and certificates, management representation letters and other documents, to the extent reasonably requested by Purchaser; provided, that (A) none of the documents or certificates shall be executed or delivered by NYLD except in connection with the Closing and (B) the effectiveness thereof shall be conditioned upon, or become operative upon, the occurrence of the Closing; and
(xii)    cooperating with respect to due diligence in connection with the Debt Financing, to the extent customary and reasonable.
(b)    NYLD hereby consents (for itself and on behalf of the NYLD Entities) to the use of all of its and the NYLD Entities’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the NYLD Entities or the reputation or goodwill thereof.
(c)    Notwithstanding any other provision set forth herein or in any other agreement between the NYLD Entities, on the one hand, and Purchaser (or its Affiliates), on the other hand, upon the reasonable request of Purchaser, NYLD agrees (for itself and on behalf of the NYLD Entities) to share customary projections and other non-public information provided pursuant to this Section G.5 with respect to the NYLD Entities on a customary basis with the Debt Financing Sources, and such Debt Financing Sources may share such information with potential Debt Financing Sources in connection with any marketing efforts in connection with the Debt Financing; provided, that such Debt Financing Sources and potential Debt Financing Sources agree to customary confidentiality arrangements directly with NYLD (and to which Purchaser may be a party) that are reasonably acceptable to NYLD.
(d)    Notwithstanding anything to the contrary in this Agreement, none of the NYLD Entities or any of their respective directors or officers or other personnel shall be required by this Section G.5 to: (i) take any action or provide any assistance to the extent it would unreasonably disrupt or interfere with the business or ongoing operations of any NYLD Entity; (ii) enter into any definitive agreement or commitment that would be effective prior to the Closing (other than such management representation letters and authorization letters with respect to information memoranda, authorizing the distribution of information to prospective lenders and placement agents and containing customary representations that such information does not contain a material misstatement or omission, and that the public-side versions of such documents, if any, do not include material non-public information with respect to NYLD, NYLD LLC or their securities for purposes of federal securities laws); (iii) pay any commitment or other fee in connection with the Debt Financing which is payable on or prior to the Closing Date; (iv) take any action that would (A) conflict with the terms of this Agreement or the PSA, (B) violate any Laws binding upon any NYLD Entity, (C) cause any NYLD Entity to violate any obligation of confidentiality (not created in contemplation hereof) binding on such entity (provided, that in the event that any NYLD Entity does not provide information in reliance on the exclusion in this clause (C), the NYLD Entities shall use commercially reasonable efforts to provide notice to Purchaser promptly upon obtaining knowledge that

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality)) or (D) result in a loss of legal privilege held by any NYLD Entity; or (v) require any officer, director or employee of any NYLD Entity to deliver or be required to deliver any certificate or take any other action pursuant to this Section G.5 to the extent any such action could reasonably be expected to result in personal liability to such officer, director or employee prior to the Closing Date.
(e)    Notwithstanding anything to the contrary in this Agreement, NYLD shall lead all lender and investor meetings, conference calls and presentations, due diligence sessions, sessions with rating agencies, roadshows and other sessions with prospective lenders and investors in connection with the Debt Financing in consultation with Purchaser. Purchaser shall promptly furnish NYLD with copies of any information memoranda, lender presentations and other marketing materials in connection with the Debt Financing and shall provide NYLD and its outside counsel a reasonable opportunity to review and comment on, and rights of approval (which approval shall not be unreasonably withheld or delayed) with respect to, any material drafts of any marketing materials related to the Debt Financing prior to the dissemination of such documents to any third parties.
(f)    As of the date of this Agreement, Purchaser has delivered to NYLD a true, correct and complete copy of the Debt Commitment Letter. Without the prior written consent of NYLD (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not amend, supplement or otherwise modify any provision of the Debt Commitment Letter (or any definitive agreements related thereto) or replace the Debt Commitment Letter, if such amendment, modification, supplement or replacement would (i) increase the aggregate amount of the Debt Financing, (ii) increase the interest rates or fees payable (other than any fees payable and due on the date of Closing for which Purchaser is responsible) under the Debt Commitment Letter or such definitive agreements related thereto, (iii) change the mandatory prepayment conditions in the Debt Commitment Letter or such definitive agreements related thereto, (iv) include additional collateral of NYLD in the Debt Commitment Letter or such definitive agreements related thereto or (v) otherwise be adverse in any material respect to the interests of the borrower under the Debt Commitment Letter or such definitive agreements related thereto. Purchaser shall promptly deliver to NYLD true, correct and complete copies of all amendments, supplements or other modifications or replacements of the Debt Commitment Letter.
(g)    Notwithstanding anything to the contrary contained herein, no Seller Related Party shall have any rights or claims against any Lender Related Party in connection with this Agreement, the PSA, the Debt Financing or the transactions contemplated hereby or thereby, and no Lender Related Party shall have any rights or claims against any Seller Related Party in connection with this Agreement, the PSA, the Debt Financing or the transactions contemplated hereby or thereby, in each case, whether at law or equity, in contract, in tort or otherwise; provided, that, following consummation of the Transaction, nothing herein shall affect the rights or claims of the Company, the NYLD Entities and any of their respective subsidiaries against the Lender Related Parties, whether under any commitment letter, other applicable definitive documentation governing the Debt Financing or otherwise.
(h)    For the purposes of this Agreement:
(i)    “Debt Commitment Letter” means the debt commitment letter (together with the exhibits, schedules and annexes thereto, and as the same may be amended, supplemented or otherwise modified or replaced in accordance with the terms of this Agreement,

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

and any related executed fee letter), by and among Purchaser and the Lenders, dated as of February 6, 2018.
(ii)    “Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter or any other debt financing arrangement or commitment that may from time to time be entered into that is not prohibited by Section G.5(f) of this Agreement in lieu of, or in replacement of, the financing contemplated by the Debt Commitment Letter, including any permanent term loan, bridge loan, or working capital facility or the offering or private placement of debt securities (but in no event shall include any public offering of debt securities), in each case, the proceeds of which will be used to (i) refinance the existing indebtedness of NYLD set out on Schedule G.5 hereto (including to refinance any bridge facility incurred pursuant to the Debt Commitment Letter), including the Existing Senior Notes (as defined in the Debt Commitment Letter) tendered and accepted for payment pursuant to the Tender Offers (as defined in the Debt Commitment Letter), plus any tender or similar premium payable with respect thereto, (ii) repay intercompany indebtedness or make a dividend or distribution to NYLD LLC, which shall in turn shall make a dividend to NYLD so NYLD can, in each case, repay, redeem or otherwise acquire for value indebtedness under the Existing Convertible Notes (as defined in the Debt Commitment Letter) tendered and accepted for payment pursuant to the Fundamental Change Offer (as defined in the Debt Commitment Letter), plus any payment of cash upon conversion of the Existing Convertible Notes in connection with the “Fundamental Change” and the “Make-Whole Change” related to the Transactions in an amount not to exceed the principal amount of such Existing Convertible Notes, together with cash in lieu of any fractional shares of NYLD’s common stock and (iii) to the extent contemplated by this Agreement, pay the fees and expenses incurred in connection with the transactions contemplated by this Agreement.
(iii)    “Debt Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange any of the Debt Financing, including the Lender Related Parties and any other parties to any joinder agreements and any definitive agreements relating thereto (other than the NYLD Entities and Purchaser).
(iv)    “Lender Related Parties” means the agents, arrangers, lenders and other parties (other than the NYLD Entities and Purchaser) to the Debt Commitment Letter (collectively, the “Lenders”), together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and permitted assigns.
(v)    “Seller Related Party” shall mean the Seller and each of their respective affiliates (other than, upon consummation of the Transaction, the NYLD Entities) and their and such respective affiliates’ members, officers, directors, employees, controlling persons, agents and representatives.
(i)    Notwithstanding anything to the contrary herein, the NYLD Entities shall not be liable to any other Party for any damages arising out of any breach by the NYLD Entities of their obligations under this Section G.5, except to the extent such breach of this Section G.5 is material and

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

intentional (it being understood and agreed that the foregoing shall not limit the application of Section 9.02 of the PSA).
(j)    Each of Purchaser and NYLD agrees that, substantially concurrently with the Closing, Purchaser shall assign to NYLD all of its rights and obligations under (i) the Debt Commitment Letter and/or (ii) if the definitive documentation relating to the Debt Commitment Letter or any other Debt Financing shall have been executed prior to the Closing Date, such definitive documentation (including credit agreements, indentures, notes, bonds and debentures), effective only upon the Closing, and NYLD shall implement the senior unsecured bridge facility described in Exhibit B to the Debt Commitment Letter or any other Debt Financing to the extent required to refinance the existing indebtedness of NYLD set out on Schedule G.5 hereto, and NYLD shall pay all related fees and expenses with respect to such bridge facility or other Debt Financing, except that Purchaser shall remain responsible for paying the commitment, structuring and similar fees with respect to such bridge facility (but not any other Debt Financing) which are due on the date of Closing, but, for the avoidance of doubt, Purchaser shall have no responsibility for any fees, expenses or other amounts payable upon any actual drawdown of such bridge facility.
(k)    Each of NRG Energy, Purchaser and NYLD agrees to, and with respect to NYLD, to cause the NYLD Entities to, reasonably consult and cooperate with each other (and, in the case of the NYLD Entities, to provide assistance) in connection with the marketing, arrangement, syndication and consummation of any new revolving credit facility to refinance, renew, extend or replace the Amended and Restated Credit Agreement, dated April 25, 2014, by and among NYLD Op, NYLD LLC, Royal Bank of Canada, as Administrative Agent, the lenders party thereto, Royal Bank of Canada, Goldman Sachs Bank USA and Bank of America, N.A., as L/C Issuers and RBC Capital Markets as sole left lead arranger and sole left lead book runner (as it may be amended, supplemented or otherwise modified) and to use its and their reasonable efforts to cause its and their respective officers, employees, consultants and advisors, including legal and accounting advisors, to provide such cooperation and, in the case of the NYLD Entities, such assistance that is reasonably necessary and customary in connection therewith. Each of NRG Energy, Purchaser and NYLD shall be liable for their own respective fees and expenses with respect to the marketing, arrangement, syndication and consummation of such new revolving credit facility.
(l)    NYLD shall, and shall cause the NYLD Entities and use its reasonable best efforts to cause its and their respective Representatives to, use its and their reasonable best efforts to provide to Purchaser such information as is reasonably requested by Purchaser in connection with any debt financing of Purchaser, in each case at Purchaser’s sole expense.
(m)    Purchaser shall indemnify and hold harmless the NYLD Entities and their respective Representatives from and against any and all Losses suffered, asserted against or incurred by any of them, directly or indirectly, in connection with any cooperation or assistance provided in connection with this Section G.5 at the request of Purchaser, in each case other than to the extent any of the foregoing arises from (A) the bad faith, gross negligence or willful misconduct by any of the NYLD Entities or (B) financial or other information furnished or otherwise provided by or on behalf of NYLD and/or the NYLD Entities (including financial statements and audits thereof).
6.    Cooperation as to Certain Indebtedness.

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

(a)    To the extent mutually agreed by Purchaser and NYLD, Purchaser may, or may request NYLD and NYLD LLC to, commence one or more consent solicitations to solicit the consent of the holders of any NYLD Notes regarding certain proposed amendments to the indentures governing any NYLD Notes as requested by Purchaser, including to eliminate, waive or amend the change of control provisions in such indentures (the “Notes Consent Solicitations”). Any Notes Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as mutually agreed by Purchaser and NYLD; provided, that, in any event, Purchaser and NYLD (for itself and on behalf of NYLD LLC) agree that (A) any such Notes Consent Solicitations shall comply with applicable Law and the terms of the indenture governing the applicable NYLD Notes, (B) the terms and conditions of any Notes Consent Solicitations shall provide that the closing thereof or the effectiveness of the substantive provisions thereof, as the case may be, shall be contingent upon, or shall only become operative substantially concurrently with, Closing and (C) assuming the requisite consents have been received with respect to the applicable NYLD Notes, the NYLD Entities (to the extent necessary) shall execute (or cause to be executed) a supplemental indenture to the indenture governing such NYLD Notes reflecting the terms of such Notes Consent Solicitation, and shall use commercially reasonable efforts to cause the trustee under such indenture to enter into such supplemental indenture, as the case may be; provided, that the substantive provisions thereof shall only become operative substantially concurrently with the Closing. If at any time prior to the completion of the Notes Consent Solicitations, any information should be discovered by Purchaser, NYLD or NYLD LLC that Purchaser, NYLD or NYLD LLC reasonably believes should be set forth in an amendment or supplement to the documentation relating thereto, so that such documentation shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the Person that discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement prepared by Purchaser (or at the direction of Purchaser, prepared by NYLD or NYLD LLC) describing such information shall be disseminated to the holders of the applicable NYLD Notes (which amendment or supplement and dissemination may, at the sole discretion of NYLD, take the form of the furnishing or filing of a Current Report on Form 8-K). Each of Purchaser and NYLD agrees to, and with respect to NYLD, to cause the NYLD Entities to, reasonably consult and cooperate with each other (and, in the case of the NYLD Entities, to provide assistance) in connection with the commencement and conduct of any Notes Consent Solicitation, and to use its and their reasonable efforts to cause its and their respective officers, employees, consultants and advisors, including legal and accounting advisors, to provide such assistance and cooperation reasonably requested by Purchaser that is reasonably necessary and customary in connection therewith, including assistance with the preparation of one or more consent solicitation statements, letters of transmittal and consents and press releases and provision of the financial statements described in Section G.6. In connection with the Notes Consent Solicitations, Purchaser and NYLD may select one or more dealer managers, consent solicitation agents, information agents and other agents or service providers acceptable to each of Purchaser and NYLD to assist therewith, and NYLD and NYLD LLC shall enter into customary agreements engaging such parties and cooperate with such parties in performing their roles. NYLD shall request the legal counsel to NYLD and NYLD LLC to provide all legal opinions required in connection with the transactions contemplated by this Section G.6 to the extent any such legal opinion is required to be delivered on or prior to the Closing Date.
(b)    Notwithstanding anything to the contrary in this Agreement, none of the NYLD Entities or any of their respective directors or officers or other personnel shall be required by this Section

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

G.6 to: (i) take any action or provide any assistance to the extent it would unreasonably disrupt or interfere with the business or ongoing operations of any NYLD Entity; (ii) enter into any definitive agreement or commitment that would be effective prior to the Closing; (iii) pay any fee or be required to bear any cost or expense or incur any other liability that is not subject to reimbursement from Purchaser prior to the Closing except as otherwise provided herein; (iv) take any action that would (A) conflict with the terms of this Agreement or the PSA, (B) violate any Laws binding upon any NYLD Entity, (C) cause any NYLD Entity to violate any obligation of confidentiality (not created in contemplation hereof) binding on such entity (provided, that in the event that any NYLD Entity does not provide information in reliance on the exclusion in this clause (C), the NYLD Entities shall use commercially reasonable efforts to provide notice to Purchaser promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality)) or (D) result in a loss of legal privilege held by any NYLD Entity; or (v) require any officer, director or employee of any NYLD Entity to deliver or be required to deliver any certificate or take any other action pursuant to this Section G.6 to the extent any such action could reasonably be expected to result in personal liability to such officer, director or employee prior to the Closing Date.
(c)    Purchaser agrees that consent fees in connection with any Notes Consent Solicitation shall be borne by Purchaser. NYLD agrees that all other costs, fees and expenses in connection with any Notes Consent Solicitations shall be borne by NYLD.
(d)    Notwithstanding anything to the contrary herein, the NYLD Entities shall not be liable to any other Party for any damages arising out of any breach by the NYLD Entities of their obligations under this Section G.6, except to the extent such breach of this Section G.6 is material and intentional (it being understood and agreed that the foregoing shall not limit the application of Section 9.02 of the PSA).
(e)    For the purposes of this Agreement, the “NYLD Notes” mean the (i) 5.375% unsecured senior notes due 2024 issued by NYLD Op, and (ii) 5.00% unsecured senior notes due 2026, issued by NYLD Op.
7.    No Solicitation. From the Effective Date until the earlier of the Closing Date or the termination of this Agreement or the PSA in accordance with its terms, NYLD shall not, and shall cause each other NYLD Entity, any of its other Affiliates or any of its or their Representatives not to, directly or indirectly: (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. NYLD shall immediately cease and cause to be terminated, and shall cause any other NYLD Entity, any of its other Affiliates, and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person concerning (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving an NYLD Entity; (b) the issuance or acquisition of equity securities of an NYLD Entity or (c) the sale, lease, exchange or other disposition of any significant portion of an NYLD Entity’s assets, in each case, other than as permitted under Section G.3(b).

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8.    Waiver of Rights under the Second A&R NRG/NYLD ROFO Agreement. NYLD expressly waives any and all rights it may have under the Second A&R NRG/NYLD ROFO Agreement, dated February 24, 2017, by and between NRG and NYLD (“Second A&R NRG/NYLD ROFO Agreement”), with respect to the transfer to Purchaser of the NRG ROFO Assets (as such term is defined in the Second A&R NRG/NYLD ROFO Agreement) that are included for sale to Purchaser in the PSA; provided, that if the Transaction is terminated (for any reason), this Section G.8 and the waiver herein will automatically become null and void.
9.    Delivery of Agreements and Officer’s Certificates. At or prior to the Closing, NYLD shall deliver to (a) Purchaser and NRG Energy executed copies of the agreements listed in Sections A.2 and A.3 and (b) Purchaser a certificate, dated the Closing Date, and duly executed by an authorized officer of NYLD substantially in the form and to the effect of Exhibit M.
10.    Further Assurances. During the Interim Period, subject to the terms of this Agreement, NYLD shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as may be necessary to consummate the Transaction. Notwithstanding anything to the contrary contained in this Section G.10, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of any documents or information in accordance herewith shall be solely subject to applicable rules relating to discovery and the remainder of this Section G.10 shall not apply.
11.    Verification of CAFD Leakage.
(a)    From time to time after the Effective Date, NYLD may, or if requested by NRG or Purchaser, NYLD shall, prepare and provide to the Parties a current schedule showing projected CAFD Leakage as of the anticipated Closing Date. If Purchaser or NRG have any disagreements regarding any such schedule, the Parties shall endeavor to resolve such disagreements in good faith. In connection with the review of any such schedule by Purchaser or NRG, NYLD will make available to Purchaser and NRG all records and work papers that either of them reasonably requests in connection with its review of any such schedule.
(b)    No later than forty-five (45) days before the anticipated Closing Date, NYLD shall prepare in good faith a proposed final schedule showing CAFD Leakage as of the anticipated Closing Date (the “CAFD Leakage Schedule”). Purchaser and NRG shall have fifteen (15) days from the date of receipt of the CAFD Leakage Schedule to review the calculation of CAFD Leakage. In connection with the review of the CAFD Leakage Schedule, NYLD will make available to Purchaser and NRG all records and work papers that Purchaser or Seller reasonably requests in connection with its review of the CAFD Leakage Schedule. If Purchaser or NRG disagrees with the amount of the amount of CAFD Leakage, Purchaser or NRG shall deliver written notice of such disagreement to NYLD, which notice shall include Purchaser’s or NRG’s reasonably detailed explanation of the basis of the disagreement and a reasonably detailed calculation of CAFD Leakage (a “CAFD Leakage Objection Notice”). If Purchaser or NRG has delivered a CAFD Leakage Objection Notice to NYLD, the Parties will endeavor to resolve any disagreements noted in the CAFD Leakage Objection Notice in good faith as soon as practicable after the delivery of such notice, but if they do not obtain a final resolution within fifteen (15) days after NYLD has received the CAFD Leakage Objection Notice, any Party may submit the matters in dispute to the Neutral Auditor to resolve any remaining disagreements. The Parties will direct the Neutral Auditor to use its commercially reasonable best efforts to render a determination within fifteen (15) days of its

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receipt of the Parties’ supporting documentation, and the Parties and their respective agents will cooperate with the Neutral Auditor during its resolution of any disagreements included in the CAFD Leakage Objection Notice. The Neutral Auditor will consider only those items and amounts set forth in the CAFD Leakage Objection Notice that the Parties are unable to resolve. In resolving any disputed item, the Neutral Auditor may not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any Party. The scope of the disputes to be arbitrated by the Neutral Auditor is limited to whether the preparation of the CAFD Leakage Schedule and the calculation of CAFD Leakage were done in a manner consistent with the terms of this Agreement and in the manner specified in the definition of “CAFD Leakage” and whether there were mathematical errors in the preparation of the CAFD Leakage Schedule or the calculation of CAFD Leakage, and the Neutral Auditor is not to make any other determination. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by the Parties. The determination of the Neutral Auditor as to the final CAFD Leakage and any disputed matters shall be set forth in a written statement delivered to the Parties and will be final, binding and conclusive on the Parties and their respective Affiliates and representatives, successors and assigns.
(c)    For the purposes of this Agreement, “Neutral Auditor” means Ernst & Young or, if Ernst & Young is unable to serve, an impartial nationally recognized firm of independent certified public accountants other than NRG Energy’s accountants, NYLD’s accountants or Purchaser’s accountants, mutually agreed to by NRG Energy, NYLD and Purchaser.
12.    Carlsbad Acquisition Support. If NYLD Op is required to assign its rights and obligations, including the obligation to pay the Purchase Price (as defined in the Carlsbad PSA), under the Carlsbad PSA to Zephyr Purchaser (as defined in the Carlsbad PSA) pursuant to Section 6.04 of the Carlsbad PSA, NYLD Op agrees that such rights and obligations shall be assigned to Purchaser or one of its controlled Affiliates. Purchaser agrees, subject to the terms and conditions set forth in the Carlsbad PSA, to accept, or to cause its controlled Affiliate to accept, the assignment by NYLD Op of such rights and obligations, including the obligation to pay the Purchase Price under the Carlsbad PSA. NRG Energy, on behalf of NRG Gas Development Company, LLC, hereby consents to the assignment of such rights and obligations, and agrees that following the assignment of such rights and obligations but subject to the terms and conditions of the Carlsbad PSA, Purchaser or one of its controlled Affiliates shall purchase the Acquired Interests (as defined in the Carlsbad PSA) at the Closing under the Carlsbad PSA. The Parties acknowledge and agree that Purchaser’s obligation to pay the Purchase Price under the Carlsbad PSA shall be covered by the Carlsbad Backstop Equity Commitment Letter.

H.	Payments and Cost Reimbursement in the event of a Termination of the Transaction.
1.    If the Transaction is terminated prior to the Closing and Purchaser makes any payment (including pursuant to a court order or a settlement agreement) to NRG Energy in respect of (a) any Losses or other damages suffered by NRG Energy arising under or relating to the PSA or the transactions contemplated thereby, or (b) the Purchaser Termination Fee, then NRG Energy shall pay to NYLD an amount in cash equal to ten percent (10%) of such payment no later than two (2) Business Days after NRG Energy’s receipt thereof by wire transfer to an account designated by NYLD in writing; provided, however, that NRG Energy shall be entitled to deduct from such amount any amounts paid to NYLD pursuant to Sections H.2 or H.3 below.
2.    Notwithstanding anything to the contrary in this Agreement, if the Transaction is terminated prior to the Closing, NRG Energy shall reimburse NYLD an amount in cash equal to NYLD’s reasonable

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and documented costs incurred in connection with the Transaction. For the avoidance of doubt, subject to Section H.3, NRG Energy shall not reimburse NYLD for the cost of any financial advisor or legal counsel hired in connection with the Transaction.
3.    At the earlier to occur of the Closing and the termination of the Transaction, NRG Energy shall reimburse NYLD an amount in cash equal to NYLD’s reasonable and documented one-time costs incurred in connection obtaining consents required in connection with the Transaction; provided, however, that (i) in no event shall such reimbursement exceed Five Hundred Thousand Dollars ($500,000), (ii) the incurrence of such costs shall be subject to NRG Energy’s prior approval, not to be unreasonably withheld, and (iii) in no event shall such reimbursement apply to any consents required in connection with the Debt Financing or the Notes Consent Solicitations.

I.	Nonsolicitation of NRG Employees.
1.    From the Effective Date until the **** (***) anniversary of the Closing Date, NYLD shall not, and shall cause its controlled Affiliates not to, directly or indirectly, without the prior written consent of NRG, recruit, solicit, hire or retain any Prohibited Employee, or induce, or attempt to induce, any Prohibited Employee to terminate his or her employment or service with, or otherwise cease his or her relationship with, NRG or any of its controlled Affiliates (other than a Company Entity or an NYLD Entity); provided, however, that the foregoing restrictions shall not prohibit general solicitations of employment not directed to employees of NRG or any of its controlled Affiliates (other than a Company Entity or an NYLD Entity). For purposes of this Section I.1, a “Prohibited Employee” is any individual who (a) is, as of the relevant time, a current employee of NRG or any of its controlled Affiliates (other than a Company Entity or an NYLD Entity), or (b) was, within the sixty (60) days prior to the relevant time, an employee of NRG or any of its controlled Affiliates (other than a Company Entity or an NYLD Entity) and who voluntarily terminated employment with such employer.
2.    Notwithstanding any agreement among NRG Energy, NYLD and their respective Affiliates to the contrary, NRG Energy agrees that NYLD shall be permitted to recruit, solicit or hire the employees of NRG Energy listed on Schedule I.2 (each such employee, a “Potential Offer Employee”) following the Effective Date until the Closing Date. Schedule I.2 may be updated from time to time as mutually agreed by the Parties. NRG Energy hereby agrees to provide reasonable cooperation to onboard the Hired Employees within a reasonable time period prior to the Closing pursuant to the Existing MSA. At the Closing, NRG Energy hereby agrees to transfer to NYLD the computers, docking stations, monitors and other reasonably necessary equipment of the Hired Employees and the NYLD Thermal Employees at no cost to NYLD.

J.	Cooperation of NRG Energy.
To the extent that NYLD breaches any of its obligations under this Agreement and such breach is a direct result of NRG Energy’s failure to perform its material obligations under existing contractual agreements with NYLD (and provided that NYLD is not otherwise in material breach of its obligations under such existing contractual agreements), then NYLD will not be liable for such breach hereunder. Prior to the Closing, NRG Energy shall, and shall cause its Affiliates to, perform their respective obligations under the Existing MSA and other contractual arrangements between any NYLD Entity and NRG Energy and its Affiliates in order to permit NYLD to comply with its obligations under this Agreement.

K.	Trademark Licenses.

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NYLD acknowledges and agrees that it has, and upon consummation of the transactions contemplated hereby shall have, no right, title, interest, license, or any other right whatsoever to use the Seller Marks, except as provided herein. NYLD shall promptly after the Closing Date but in no event later than one hundred eighty (180) days after the Closing Date, cease and discontinue all uses of the Seller Marks and remove or permanently cover any Seller Marks from the assets of the NYLD Entities that are removable. NRG hereby grants to NYLD a non-exclusive license to use the Seller Marks during such one hundred eighty (180) day period, solely for purposes consistent with “phase out” use and in a manner consistent with past practice. NRG will not seek to terminate the NRG/NYLD Trademark License Agreement before the end of such one hundred eighty (180) day period. Notwithstanding anything in this Section K or the NRG/NYLD Trademark License Agreement to the contrary, NYLD will not intentionally hold itself out to the market or customers, conduct any business or offer any goods or services under any Seller Marks after the Closing Date. Nothing in this Section K shall preclude the NYLD Entities from using the Seller Marks at any time after the Closing Date in legal or business documents and records, as required by any applicable Laws or as otherwise reasonably necessary or appropriate to describe their historical relationship with NRG.

L.	Existing Agreements.
1.    To the extent any agreement between NYLD or any of its Affiliates, on the one hand, and any Company Entity, on the other hand, would permit NYLD, its Affiliates or such Company Entity to terminate such agreement based on a direct or indirect transfer of membership interests of NYLD, its Affiliates or such Company Entity, NYLD and NRG Energy hereby waive and agree to take all reasonable actions to waive such provision with respect to the Transaction.
2.    NRG Energy hereby agrees that, for a period of one hundred eighty (180) days following the Closing, it shall not, and shall cause its Affiliates not to, terminate any operation and maintenance, asset management or other project level agreement with any NYLD Entity relating to any NYLD project without the prior written consent of NYLD; provided, however, if an NYLD Entity is in default under the terms of such agreement, NRG Energy and its Affiliates may terminate such agreement in accordance with its terms. Notwithstanding the foregoing, in the event NRG Energy or its Affiliates intends to terminate any such operation and maintenance, asset management or other project level agreement with NYLD or its Affiliate during the one (1) year period following the Closing, NRG Energy shall, and shall cause its Affiliates to, provide at least ninety (90) days’ prior written notice of such termination.

M.	Miscellaneous Provisions.
1.    Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, by reputable national overnight courier service or by registered or certified mail (postage prepaid) or by email to the Parties at the following addresses or facsimile numbers, as applicable:
If to Purchaser, to: c/o Global Infrastructure Management, LLC

12 East 49th Street, 38th Floor
New York, New York 10017
Attention:
Fax:

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

Email:

With a copy to: c/o Global Infrastructure Management, LLP

The Peak
5 Wilton Road, 6th Floor
London, SW1V 1AN
United Kingdom
Attention:
Fax:
Email:

With a copy to: Simpson Thacher & Bartlett LLP

425 Lexington Avenue
New York, New York 10017
Attn:
Fax:
E-mail:

If to NRG Energy, to:     NRG Energy, Inc.

804 Carnegie Center Drive
Princeton, NJ 08540
Attn:
Fax:
E-mail:

With a copy to: Jones Day

Jones Day
51 Louisiana Avenue, N.W.
Washington, DC 20001
Attn:
Fax:
E-mail:

If to NYLD, to: NRG Yield, Inc.

804 Carnegie Center
Princeton, NJ 08540
Attn:
E-mail:

With a copy to: Sullivan & Cromwell LLP

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attn:
Fax:
E-mail:
Notices, requests and other communications will be deemed given upon the first to occur of such item having been (a) delivered personally to the address provided in this Section M.1, (b) delivered by email or by confirmed facsimile transmission to the facsimile number provided in this Section M.1, or (c) delivered by registered or certified mail (postage prepaid), by reputable national overnight courier service in the manner described above to the address provided in this Section M.1 (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section M.1). Any Party from time to time may change its address, facsimile number, email address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.
2.    Entire Agreement. This Agreement and the documents referenced herein supersede all prior discussions and agreements, whether oral or written, between the Parties with respect to the subject matter hereof, and contains the entire agreement between the Parties with respect to the subject matter hereof. For the avoidance of doubt, to the extent there is a conflict between the subject matter of this Agreement and the Confidentiality and Access Agreement, dated July 17, 2017, by and between NRG Energy and NYLD, the terms of this Agreement shall control.
3.    Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy even if available. In addition to any other remedy at law or in equity, each of Purchaser, NYLD and NRG Energy shall be entitled to specific performance by the other Parties of their obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.
4.    Time of the Essence. Time is of the essence with regard to all duties and time periods set forth in this Agreement.
5.    Expenses. Except as otherwise expressly provided in this Agreement and regardless of whether or not the Transaction is consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement.
6.    Public Disclosures. None of the Parties nor any of their Affiliates shall make any written or other public disclosure, announcement or other similar statement regarding this Agreement or the PSA or the Transaction without the prior written consent of the other Parties, except as required by Law, any regulatory authority or under the applicable rules and regulations of a stock exchange or market on which the securities of the disclosing Party or any of its Affiliates are listed; provided, however, that NRG Energy and its Affiliates may disclose in marketing materials and otherwise its role in developing any of the Projects owned by the Company Entities or the NYLD Entities prior to the Closing.

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

7.    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition and delivered pursuant to Section M.1. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same on any future occasion or any other term or condition of this Agreement on that or any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
8.    Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party. Notwithstanding anything to the contrary contained herein, Section G.5(g), Section G.5(h)(iii)-(v), this sentence of Section M.8, the exception to Section M.9, Section M.12, Section M.13(d), Section M.14 and Section M.15 (in each case, to the extent that any such Section relates to the Lender Related Parties) (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse to the Lender Related Parties without the prior written consent of the Lenders.
9.    No Third Party Beneficiary. Except as otherwise expressly provided in this Agreement, the terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person, except that the Lender Related Parties shall be express third party beneficiaries of Section G.5(g), the second sentence of Section M.8, this exception to Section M.9, Section M.12, Section M.13(d), Section M.14 and Section M.15 (in each case, to the extent that any such Section relates to the Lender Related Parties), and each of such Sections shall expressly inure to the benefit of the Lender Related Parties.
10.    Assignment. The obligations of the Parties under this Agreement are not assignable without the prior written consent of the other Parties, which such Parties may withhold in their discretion; provided, that Purchaser may assign this Agreement without the prior written consent of the other Parties to (a) any Affiliate of Purchaser or (b) any financial institution providing purchase money or other financing to Purchaser from time to time as collateral security for such financing, in each case so long as Purchaser remains fully liable for its obligations under this Agreement. If after the Effective Date, NRG Energy effects the separation of a substantial portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, prior to such separation NRG Energy shall cause any such NewCo to enter into an agreement with Purchaser and NYLD whereby such NewCo will agree to obligations of NRG Energy that are substantially identical to those set forth in this Agreement.
11.    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.
12.    Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT, AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO NEW YORK’S PRINCIPLES OF CONFLICTS OF LAW.
13.    Consent to Jurisdiction.
(a)    For all purposes of this Agreement and for all purposes of any Action arising out of or relating to this Agreement or for recognition or enforcement of any judgment, each Party hereto submits to the exclusive personal jurisdiction of the courts of the State of New York and the federal courts of the United States sitting in New York County, and hereby irrevocably and unconditionally agrees that any such Action shall exclusively be heard and determined in such New York court or, to the extent permitted by Law, in such federal court. Each Party hereto agrees that a final judgment in any such Action may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law.
(b)    Each Party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so:
(i)    any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or any related matter in any New York state or federal court located in New York County, and
(ii)    the defense of an inconvenient forum to the maintenance of such Action in any such court.
(c)    Each Party hereto irrevocably consents to service of process by registered mail, return receipt requested, as provided in Section M.1. Nothing in this Agreement or the PSA will affect the right of any Party hereto to serve process in any other manner permitted by Law.
(d)    Notwithstanding anything herein to the contrary, each Seller Related Party agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Lender Related Parties in any way relating to this Agreement or the PSA or any of the transactions contemplated by this Agreement or the PSA, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).
14.    Waiver of Jury Trial. To the fullest extent permitted by Law, each Party hereby waives all rights to a trial by jury in any legal action to enforce or interpret the provisions of this Agreement or that otherwise relates to this Agreement (including any action, proceeding or counterclaim against any Lender Related Party).
15.    Limitation on Certain Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, SPECULATIVE, EXEMPLARY, OR PUNITIVE DAMAGES

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

(COLLECTIVELY, “EXCLUDED DAMAGES”) FOR ANY REASON WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, THAT (A) THE FOREGOING SHALL APPLY SOLELY TO THE EXTENT THAT ANY SUCH EXCLUDED DAMAGES WERE NOT A REASONABLY FORESEEABLE CONSEQUENCE OF A BREACH OF THIS AGREEMENT AND (B) ANY LOSSES ARISING OUT OF THIRD PARTY CLAIMS FOR WHICH A PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT SHALL NOT CONSTITUTE EXCLUDED DAMAGES. NO LENDER RELATED PARTY SHALL BE LIABLE TO ANY SELLER RELATED PARTY FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE OR INDIRECT DAMAGES OR DAMAGES OF A TORTIOUS NATURE TO THE EXTENT RELATING TO THE TRANSACTION; PROVIDED THAT, FOLLOWING CONSUMMATION OF THE TRANSACTION, NOTHING HEREIN SHALL AFFECT THE RIGHTS OR CLAIMS OF THE COMPANY, THE NYLD ENTITIES AND ANY OF THEIR RESPECTIVE SUBSIDIARIES AGAINST THE LENDER RELATED PARTIES, WHETHER UNDER ANY COMMITMENT LETTER, OTHER APPLICABLE DEFINITIVE DOCUMENTATION GOVERNING THE DEBT FINANCING OR OTHERWISE.
16.    Disclosures. Any Party may, at its option, include in the disclosure schedules hereto items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, establish any standard of materiality or define further the meaning of such terms for purposes of this Agreement. In no event shall the inclusion of any matter in the disclosure schedules hereto be deemed or interpreted to broaden any Party’s representations, warranties, covenants or agreements contained in this Agreement. The mere inclusion of an item in the disclosure schedules hereto shall not be deemed an admission by a Party that such item represents a material exception or fact, event, or circumstance.
17.    Facsimile Signature; Counterparts. This Agreement may be executed by facsimile signature in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
18.    Interpretation.
(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, (v) the words “include”, “includes” and “including” are not words of limitation and shall be deemed to be followed by the words “without limitation”, (vi) the use of the word “or” to connect two or more phrases shall be construed as inclusive of all such phrases (e.g., “A or B” means “A or B, or both”), (vii) the use of the conjunction “and/or” shall be construed as “any or all of”, (viii) references to Persons include their respective successors and permitted assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities, and (ix) the words “ordinary course of business” and “ordinary course of the Business” will be deemed to be followed by “consistent with past practice”.
(b)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934 HAS BEEN REQUESTED FOR THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS.

(c)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under United States generally accepted accounting principles (“GAAP”).
(d)    Unless the context otherwise requires, a reference to any Law includes any amendment, modification or successor thereto.
(e)    Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(f)    In the event of a conflict between this Agreement and any exhibit, schedule or appendix hereto, this Agreement shall control.
(g)    The Article and Section headings have been used solely for convenience, and are not intended to describe, interpret, define or limit the scope of this Agreement.
(h)    Conflicts or discrepancies, errors, or omissions in this Agreement or the various documents delivered in connection with this Agreement will not be strictly construed against the drafter of the contract language, rather, they shall be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the intentions of the Parties at the time of contracting.
(i)    A reference to any agreement or document is to that agreement or document as amended, novated, supplemented or replaced from time to time.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each Party as of the date first above written.
NRG YIELD, INC.,
a Delaware corporation
By: /s/ Christopher Sotos______
Name: Christopher Sotos
Title: President and Chief Executive Officer
NRG ENERGY, INC.,
a Delaware corporation
By: /s/ Mauricio Gutierrez_____
Name: Mauricio Gutierrez
Title: President and Chief Executive Officer
NRG REPOWERING HOLDINGS LLC,
a Delaware limited liability company
By: /s/ Gaetan Frotte______________
Name: Gaetan Frotte
Title: Treasurer
GIP III ZEPHYR ACQUISITION PARTNERS, L.P., a Delaware limited partnership

By: Global Infrastructure GP III, L.P., its general partner

By: Global Infrastructure Investors III, LLC, its general partner
By: /s/ Jonathan Bram_________
Name: Jonathan Bram
Title: Partner

[Signature Page to Consent and Indemnity Agreement]

NRG YIELD OPERATING LLC,
a Delaware limited liability company
By: /s/ Christopher Sotos
Name: Christopher Sotos
Title: President

[Signature Page to Consent and Indemnity Agreement]